UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☒	DefinitiveProxy Statement
☐	DefinitiveAdditional Materials
☐	SolicitingMaterial Pursuant to §240.14a-12

INNOSPEC INC.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AND

PROXY STATEMENT

2012

March 23, 2012

Dear Fellow Stockholder:

It is with great pleasure that we invite you to our 2012 Annual Meeting of Stockholders. The meeting will be held on Wednesday, May 9, 2012 at 10.00 a.m. Eastern Daylight Time, in the Boardroom, the NASDAQ Stock Market, One Liberty Plaza, 165 Broadway, New York, U.S. Stockholders are advised to arrive at the reception area by 9.30 a.m. to allow sufficient time for security clearance.

Important notice regarding availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 9, 2012.

We are continuing to take advantage of the Securities and Exchange Commission (the “SEC”) rules that allow companies to furnish proxy materials to stockholders via the internet. This electronic process gives you fast and convenient access to the materials, lessens the impact on the environment and reduces our printing and mailing costs. As you have received a Notice Regarding the Availability of Proxy Materials (“Notice”) by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. The Notice instructs you on how to access and review all of the important information contained in the Proxy Statement, as well as how to submit your proxy over the internet or by telephone. If you would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials which are included in the Notice.

Whether or not you plan to attend the meeting, your vote on the matters to be acted upon at the meeting is important to us. We hope that you will vote by telephone or via the internet by following the instructions on your Notice. Alternatively, if you have requested written proxy materials, you may vote by signing, dating and returning your proxy card. If you are a holder of record and you sign and return your proxy card without specifying your choices, it will be understood that you wish to vote in accordance with the Board of Directors’ recommendations as set out in the Proxy Statement.

If you are a beneficial holder of our stock, we urge you to give voting instructions to your broker so that your vote can be counted. This is especially important since brokers are not able to cast votes with respect to the election of directors unless they have received instructions from the beneficial owner of stock.

If you have any questions concerning the meeting, please contact Mr. David E. Williams, Innospec’s General Counsel, Chief Compliance Officer and Corporate Secretary at 303-792-5554.

Thank you for your continued support. We look forward to seeing those of you who will be able to attend the 2012 Annual Meeting of Stockholders.

Sincerely,

Patrick S. Williams

President and Chief Executive Officer

1

INNOSPEC INC.

8375 South Willow Street

Littleton, CO80124

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and time	Wednesday, May 9, 2012, 10.00 a.m. Eastern Daylight Time

Place	The Boardroom NASDAQ Stock Market One Liberty Plaza 165 Broadway New York U.S.

Proposals	Proposal 1	Re-election of two directors;
	Proposal 2	Advisory approval of the Corporation’s executive compensation;
	Proposal 3	Ratification of the appointment of the Corporation’s independent registered public accounting firm.

Record Date	March 15, 2012

Obtain Proxy Materials	Internet	www.envisionreports.com/iosp (stockholder of record) www.edocumentview.com/iosp (beneficial holder)
	Telephone	1-866-641-4276
	Email	investorvote@computershare.com with “Proxy Materials Innospec Inc.” in the subject line

Voting Methods	Internet	www.envisionreports.com/iosp (stockholder of record) www.proxyvote.com (beneficial holder)
	Telephone	Use the toll-free number shown on the Notice
	Written ballot In person	Complete and return a proxy card (if you received a paper copy) Attend and vote at the meeting

Stockholders may also transact any other business properly brought before the meeting. At this time, the Board of Directors knows of no other proposals or matters to be presented.

Our Proxy Statement and Annual Report on Form 10-K are available at www.envisionreports.com/iosp for stockholders of record and www.edocumentview.com/iosp for beneficial holders.

On behalf of the Board of Directors:

David E. Williams

Vice President, General Counsel,

Chief Compliance Officer and Corporate Secretary

March 23, 2012

1

i

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING OF STOCKHOLDERS AND VOTING

Why did you send me the Notice?

We sent you the Notice because the Board of Directors of Innospec Inc. (“Innospec”) is soliciting your proxy to vote at the 2012 Annual Meeting of Stockholders, which will be held on Wednesday, May 9, 2012 at 10.00 a.m. Eastern Daylight Time, in the Boardroom, the NASDAQ Stock Market, One Liberty Plaza, 165 Broadway, New York, U.S.

The Proxy Statement, available on the internet by following the instructions on the Notice, summarizes the information you need to vote at the Annual Meeting of Stockholders. You do not need to attend the Annual Meeting of Stockholders to vote your stock. You may simply vote by telephone, over the internet, or, if you have requested written proxy materials, by completing, signing and returning the accompanying proxy card.

The Corporation intends to commence distribution of the Notice to stockholders on or about March 23, 2012.

What proposals will be voted on at the Annual Meeting of Stockholders?

Stockholders are being asked to consider three proposals at the Annual Meeting of Stockholders. The following is a summary of the proposals and the voting recommendations of the Board:

SUMMARY OF PROPOSALS

Proposal		Board Recommendation

1	Re-Election of two directors	FOR
2	Advisory approval of the Corporation’s executive compensation	FOR
3	Ratification of the appointment of the Corporation’s independent registered public accounting firm	FOR

Are proxy materials available on the Internet?

Important notice regarding availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 9, 2012.

Yes. Our Proxy Statement for the 2012 Annual Meeting of Stockholders and our 2011 Annual Report on Form 10-K are available at http://www.envisionreports.com/iosp for stockholders of record and http://www.edocumentview.com/iosp for beneficial holders.

Who is entitled to vote?

March 15, 2012 is the record date for the Annual Meeting of Stockholders. If you owned our Common Stock at the close of business on March 15, 2012, you are entitled to vote. On this record date, we had 23,066,634 of our Common Stock outstanding and entitled to vote at the Annual Meeting of Stockholders. Our Common Stock is our only class of voting stock.

How many votes do I have?

You have one vote for each share of our Common Stock that you owned at the close of business on March 15, 2012. Your proxy card indicates the number of shares of Common Stock you are entitled to vote.

What is the difference between holding stock as a stockholder of record and as a beneficial owner?

Many of our stockholders hold their stock through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between stock held of record and that owned beneficially.

Stockholder of Record

If your shares of Common Stock are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record and the Notice is being sent to you directly. As the stockholder of record you have the right to grant your voting proxy directly to Innospec or to vote in person at the Annual Meeting of Stockholders. You may vote by telephone or via the internet as described below under the heading “Information about the Annual Meeting of Stockholders and Voting - May I vote by telephone or via the internet?”.

Beneficial Owner

If your stock is held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of stock held in “street name” and our proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record, with respect to those shares of Common Stock. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your stock and are also invited to attend the Annual Meeting of Stockholders. However, since you are not the stockholder of record, you may only vote these shares in person at the Annual Meeting of Stockholders if you follow the instructions described below under the heading “Information about the Annual Meeting of Stockholders and Voting - How do I vote in person at the Annual Meeting of Stockholders?” Your broker or nominee has provided a voting instruction card for you to use in directing your broker or nominee as to how to vote your stock. You may also vote by telephone or via the internet as described below under the heading “Information about the Annual Meeting of Stockholders and Voting - May I vote by telephone or via the internet?”.

How do I vote by proxy if I am a stockholder of record?

If you are a stockholder of record and you properly fill in your proxy card and it is received by us in time to vote, your “proxy” (i.e. one of the individuals named on your proxy card) will vote your stock as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your stock as recommended by the Board as follows:

●	“FOR” the re-election of two directors;
●	“FOR” the approval, on an advisory basis, of executive compensation;
●	“FOR” the ratification of the appointment of the Corporation’s independent registered public accounting firm.

If any other matter is presented, your vote will be cast in accordance with the best judgment of the individuals named on your proxy card. As of the date of printing this Proxy Statement, we know of no matters that need to be acted on at the Annual Meeting of Stockholders, other than those discussed in this Proxy Statement.

How do I give voting instructions if I am a beneficial holder?

If you are a beneficial owner of stock, the broker will ask you how you want your stock to be voted. If you give the broker instructions, the broker will vote your stock as you direct. If your broker does not receive instructions from you about how your stock is to be voted, one of two things can happen, depending on the type of proposal. Brokers have discretionary power to vote your stock with respect to “routine” matters, but they do not have discretionary power to vote your stock on “non-routine” matters. Brokers holding stock beneficially owned by their clients do not have the ability to cast votes with respect to the election of directors or executive compensation unless they have received instructions from the beneficial owner of the stock. It is therefore important that you provide voting instructions to your broker if your shares of Common Stock are beneficially held by a broker so that your vote with respect to directors, and any other matter treated as non-routine, is counted.

May I vote by telephone or via the internet?

Yes, you may vote by telephone or via the internet. We encourage you to do so because your vote is then tabulated faster than if you mailed it. Please note that there are separate telephone and internet arrangements depending on whether you are a stockholder of record (that is, if you hold your stock in your own name), or whether you are a beneficial owner and hold your stock in “street name” (that is, if your stock is held in the name of your broker or bank).

If you are a stockholder of record, you may vote by telephone, or electronically through the internet, by following the instructions provided on your Notice.

If you are a beneficial owner and hold your stock in “street name,” you may need to contact your bank or broker to determine whether you will be able to vote by telephone or electronically through the internet.

Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote. Returning the proxy card or voting by telephone or via the internet will not affect your ultimate right to attend the Annual Meeting of Stockholders and vote.

May I revoke my proxy?

Yes. If you change your mind after you vote, you may revoke your proxy by following any of the procedures described below. To revoke your proxy:

●	Send in another signed proxy with a later date or resubmit your vote by telephone or the internet;
●	Send a letter revoking your proxy to Mr. David E. Williams, General Counsel, Chief Compliance Officer and Corporate Secretary at Innospec Inc., 8375 South Willow Street, Littleton, CO80124, U.S.; or
●	Attend the Annual Meeting of Stockholders and vote in person.

If you wish to revoke your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

How do I vote in person at the Annual Meeting of Stockholders?

You may vote stock held directly in your name as the stockholder of record in person at the Annual Meeting of Stockholders. If you choose to vote your stock in person at the Annual Meeting of Stockholders, please bring your Notice, proxy card and proof of identification. Stock held in “street name” may be voted in person by you only if you obtain a signed proxy from the stockholder of record giving you the right to vote the stock. If your stock is held in the name of your broker, bank or other nominee, you must bring to the Annual Meeting of Stockholders proof of identification, an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the stock and a signed proxy from the stockholder of record giving you the right to vote the stock. The account statement or letter must show that you were the beneficial owner of the stock on March 15, 2012.

Even if you plan to attend the Annual Meeting of Stockholders, Innospec recommends that you vote your stock in advance, or return the accompanying proxy card, as described above so that your vote will be counted if you later decide not to attend the Annual Meeting of Stockholders.

What votes need to be present to hold the Annual Meeting of Stockholders?

To have a quorum for our Annual Meeting of Stockholders, the holders of a majority of the shares of Common Stock outstanding and entitled to vote need to be present in person or by proxy. Abstentions and broker “non-votes” are treated as present and entitled to vote and therefore are counted in the quorum.

What vote is required to approve each proposal?

The affirmative vote of a plurality of the votes cast by holders of all stock entitled to vote on such proposal at the Annual Meeting of Stockholders is required for Proposal 1. As Proposal 2 is an advisory vote, there is no specified vote requirement for approval, although Innospec will consider that the affirmative vote of the majority of the stock present in person or represented by proxy and entitled to vote on such proposal reflects the advice of the stockholders. With respect to Proposal 3, the affirmative vote of the majority of the stock present in person or represented by proxy and entitled to vote on such proposal at the Annual Meeting of Stockholders is required.

Proposal		Vote Required	Broker Discretionary Voting Allowed

Proposal 1	Re-election of two directors	Plurality of votes cast	No

Proposal 2	Advisory approval of the Corporation’s executive compensation	As an advisory role, there is no specified requirement for approval	No

Proposal 3	Ratification of the appointment of the Corporation’s independent registered public accounting firm	Majority of stock present in person or by proxy	Yes

How are votes counted?

In the election of Innospec Directors, your vote may be cast “FOR” each of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

Your vote may be cast “FOR”, “AGAINST” or “ABSTAIN” for the advisory approval of executive compensation and for the ratification of the appointment of Innospec’s independent registered public accounting firm. If you sign your proxy card with no further instructions, your stock will be voted in accordance with the recommendations of the Board. If you sign your broker voting instruction card with no further instructions, your stock will be voted in the broker’s discretion with respect to routine matters but will not be voted with respect to non-routine matters. As described in “How do I give voting instructions if I am a beneficial holder?” election of directors and executive compensation are considered non-routine matters. We will appoint one or more inspectors of election to count votes cast in person or by proxy.

What is the effect of broker non-votes and abstentions?

A broker “non-vote” occurs when a broker holding stock for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Common stock owned by stockholders electing to abstain from voting with respect to any proposal will be counted towards the presence of a quorum. Common stock beneficially owned and voted by the beneficiary through a broker will be counted towards the presence of a quorum, even if there are broker non-votes with respect to some proposals, as long as the broker votes on at least one non-routine proposal. Abstentions and instructions to withhold votes with respect to any nominee will result in those nominees having fewer votes but will not count as votes against the nominee and broker non-votes will not be considered present and voting with respect to elections of directors. Abstentions will be treated as present and entitled to vote with respect to Proposals 2 and 3 and therefore will have the effect of votes against these proposals. “Broker non-votes” will have no direct effect on the outcome of these proposals.

What happens if the Annual Meeting of Stockholders is adjourned or postponed?

Your proxy will still be effective and will be voted at the rescheduled Annual Meeting of Stockholders. You will still be able to change or revoke your proxy until it is voted.

Where can I find the voting results?

Final results will be published on a Form 8-K to be filed with the SEC, within four business days after the Annual Meeting of Stockholders. If official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available. You can find the Form 8-K on our website at www.innospecinc.com.

Will Innospec’s independent accountants attend the Annual Meeting of Stockholders?

KPMG Audit Plc (“KPMG”) will attend the Annual Meeting of Stockholders and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

Do Directors attend the Annual Meeting of Stockholders?

Our Corporate Governance Guidelines provide that Directors are expected to attend our Annual Meeting of Stockholders and any special meeting of stockholders called by Innospec to consider extraordinary business transactions. Unless they are unable to do so as a result of special circumstances, Directors are encouraged to attend all other special meetings of stockholders called by Innospec. All of our Directors then in office attended the Annual Meeting of Stockholders that was held on May 11, 2011.

Can a stockholder or interested person communicate directly with our Board? If so, how?

Any stockholder and other interested persons who may desire to contact the Chairman or any of the Directors of Innospec may do so via the following e-mail address: contact.board@innospecinc.com, or by writing to them at Innospec Inc., 8375 South Willow Street, Littleton, CO80124, U.S. Communications received electronically or in writing will be forwarded to the addressee of the communication.

Whom should I call if I have any questions?

If you have any questions about the Annual Meeting of Stockholders, voting or require directions to attend the 2012 Annual Meeting of Stockholders, please contact Mr. David E. Williams, Innospec’s General Counsel, Chief Compliance Officer and Corporate Secretary, at 303-792-5554 or at david.e.williams@innospecinc.com.

CORPORATE GOVERNANCE

Corporate Governance Principles

Our Board of Directors believes that adherence to sound corporate governance policies and practices is important in ensuring that the Corporation is governed and managed with the highest standards of responsibility, ethics and integrity and in the best interests of the stockholders. We have adopted a set of Corporate Governance Principles intended to reflect a set of core values that provide the foundation for our governance and management systems and our interactions with others. The Board of Directors believes that corporate governance is an evolving process and periodically reviews and updates the Corporate Governance Guidelines. A current copy of those principles can be found on our website under the heading Corporate Governance at www.innospecinc.com/investor-relations.html, or by writing to Mr. David E. Williams, General Counsel, Chief Compliance Officer and Corporate Secretary at Innospec Inc., 8375 South Willow Street, Littleton, CO80124, U.S.

Corporation’s Leadership Structure

At this time, the Board believes that the roles of Chairman of the Board (who is a non-executive) and Chief Executive Officer (“CEO”) should remain separate to enable the Board to effectively provide guidance to, and oversight and accountability of, management. This separation preserves the distinction between the management and oversight functions, maintaining the responsibility of management to develop corporate strategy and the responsibility of the Board to review and express its views on corporate strategy. To fulfil his role, the Chairman, among other things: creates and maintains an effective working relationship between the Board and the Corporation’s management; provides the CEO with ongoing direction as to current Board needs, interests and opinions; and ensures that the Board agenda is appropriately directed to the matters of greatest importance to the Corporation.

Effective from the 2012 Annual Meeting of Stockholders, Dr. Bew shall retire as a Non-Executive Director (“NED”) and from his position as Chairman and Mr. Blackmore shall assume the role of Chairman.

The duties of the non-executive Chairman of the Board include:

●	presiding over all meetings of the Board;
●	preparing the agenda for Board meetings with the Corporate Secretary and in consultation with the CEO and other members of the Board;
●	calling and presiding over meetings of the independent Directors;
●	co-ordinating periodic review of management’s strategic plan for the Corporation;
●

after consulting with other Board members and the CEO, making recommendations to the Nominating and Corporate Governance Committee as to the membership of various Board Committees and Committee Chairs;

●	managing the Board’s process for Director self-assessment and evaluation of the Board;
●	presiding over all meetings of stockholders;
●	encouraging active participation by each member of the Board; and
●	performing such other duties and services as the Board may require.

The Board’s Role in Risk Management

The Board’s role in risk oversight is consistent with the Corporation’s leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing the Corporation’s risk exposure, and the Board and its committees providing oversight in connection with these efforts. Risk management is an integral part of Board and committee deliberations throughout the year. As a part of its general oversight function, the Board monitors and evaluates how management operates the Corporation. When making any decisions and approving strategies the Board considers, among other things, the risks and exposure the Corporation faces, including operational and regulatory risks, their relative magnitude and management’s plan for mitigating these risks. The Audit Committee considers risk issues associated with the Corporation’s overall financial reporting, disclosure process and financial compliance. In addition to its regularly scheduled meetings, the Audit Committee meets with the Chief Financial Officer (“CFO”), the Head of Business Assurance and the independent registered public accounting firm in executive sessions at least quarterly. The Nominating and Corporate Governance Committee discuss legal compliance risks and issues at its regularly scheduled meetings and meets with the General Counsel, Chief Compliance Officer and Corporate Secretary during such meetings, including with respect to promoting compliance with anti-corruption and other important applicable laws. The Audit Committee and the Board annually review an assessment of the primary operational and regulatory risks facing the Corporation, their relative magnitude and management’s plan for mitigating these risks. In addition, the Board discusses risks related to the Corporation’s business strategy at periodic strategic planning meetings and at other meetings as appropriate.

Director Independence

The Board of Directors, after considering broadly all relevant facts and circumstances of which it is aware, including those matters set forth under “Information about the Executive Officers - Family Relationships and under “Certain Other Transactions and Relationships”, has determined that a majority of its members are independent within the meaning of the NASDAQ Stock Market (“NASDAQ”) listing rules applicable on the date of this Proxy Statement.

We adopted the following standards for director independence in compliance with the requirement of Board determinations pursuant to NASDAQ’s corporate governance listing standards.

1.	No Director qualifies as “independent” unless the Board affirmatively determines that the Director has no material relationship with the Corporation or its wholly-owned subsidiaries (directly or as a partner, stockholder or officer of an organization that has a relationship with the Corporation). These determinations must be disclosed.

2.	The Board has established the following criteria for determining director independence:

a.	A Director who is an employee, or whose immediate family member is an executive officer of the Corporation (“Executive Officer”), is not “independent” until three years after the end of such employment relationship;

b.	A Director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Corporation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after he or she ceases to receive more than $120,000 per year in such compensation;

c.	A Director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external registered public accounting firm of the Corporation is not “independent” until three years after the end of the affiliation or the employment or auditing relationship;

d.	A Director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Corporation’s present Executive Officers serve on that company’s Compensation Committee is not “independent” until three years after the end of such service or the employment relationship;

e.	A Director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company or firm that makes payments to, or receives payments from, the Corporation for property or services in an amount which, in any single fiscal year, exceeds the greater of $200,000, or 5% of such other company’s or firm’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

The Board determined that each member of the Board, except for Mr. P. Williams and Mr. Paller, meets the independence standards listed above. Mr. P. Williams does not meet the independence standards, because, as President and CEO of the Corporation, he is also an employee of the Corporation. Mr. Paller is Of Counsel to the law firm, Smith, Gambrell & Russell LLP, a firm which has provided legal services to the Corporation for which the Corporation has paid aggregate fees of $6,500,000 in the fiscal year 2011. As a result of the payment of these fees the Board has determined that Mr. Paller should not be treated as an independent Director.

The Corporation is listed on NASDAQ. Rule 5605 of NASDAQ’s Marketplace Rules sets out the applicable criteria for determining director independence. Under Rule 5605 (a)(2), all Directors of the Corporation, except for Mr. P. Williams and Mr. Paller, are treated as independent.

Executive Sessions of Independent Directors

Executive sessions of independent Directors are led by the Chairman. An executive session is held in conjunction with each regularly scheduled Board meeting and other sessions may be called by the Chairman at his own discretion or at the request of the Board. Effective from the Annual Meeting of Stockholders 2012, Dr. Bew shall retire from his position as Chairman and Mr. Blackmore shall assume the role of Chairman. There were 17 executive sessions during the fiscal year 2011, all by conference call.

The Board will continue to monitor the standards for director independence established under applicable law or NASDAQ listing requirements and will ensure that the Corporation’s Corporate Governance Principles continue to be consistent with those standards.

Board Committees

The Board maintains the following committees to assist it in discharging its oversight responsibilities. The current membership of each committee is indicated in the Board Committee Membership paragraph below.

Audit Committee

The Audit Committee operates pursuant to a written Audit Committee Charter, and is responsible for monitoring and overseeing the Corporation’s internal controls and financial reporting process, the independent audit of the Corporation’s consolidated financial statements by the Corporation’s independent registered public accounting firm, KPMG, and the other responsibilities detailed in its Charter, including assisting the Board with its oversight of legal and regulatory compliance requirements. A current copy of the Audit Committee Charter is available on our website under the heading Corporate Governance at: www.innospecinc.com/investor-relations.html.

The Audit Committee consists of Mr. Hale, Dr. Bew and Mr. Aldous. Mr. Hale was appointed Chairman of the Committee on February 20, 2002. On March 31, 2004, Dr. Bew was appointed to the Committee. Mr. Aldous was appointed to the Committee on February 15, 2005. Dr. Bew resigned from the Committee with effect from December 31, 2005 and was re-appointed on July 28, 2008. Dr. Bew will resign from the Audit Committee effective as of the 2012 Annual Meeting of Stockholders and shall be replaced by Joachim Roeser.

Each of the members of the Committee meets the criteria for director independence for service on the Audit Committee as set out in Rule 5605-3 and 5605-4 of NASDAQ’s Marketplace Rules.

All Audit Committee members possess the required level of financial literacy and are independent for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and NASDAQ. The Board of Directors has determined that each of Messrs. Hale and Aldous qualify as Audit Committee Financial Experts, as such term is defined in Item 401(h) of Regulation S-K, and therefore meet the current requisite standard for financial expertise as required by NASDAQ. The Board made this determination based on Mr. Hale’s forty years of experience as a securities analyst and portfolio manager with emphasis on balance sheet study and his direct experience having previously served on the Audit Committee of the Great Lakes Chemical Corporation (now Chemtura Corporation) for over twenty years (including five years as its chairman), and Mr. Aldous’ qualification as a chartered accountant and his previous role as a partner and Chief Executive Officer of Robson Rhodes LLP, Chartered Accountants and partner of Grant Thornton LLP, Chartered Accountants.

KPMG, the Corporation’s independent registered public accounting firm, reports directly to the Audit Committee. The Corporation’s Business Assurance group also reports directly to the Audit Committee.

The Audit Committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted under that Act, meets with management and the Corporation’s independent registered public accounting firm prior to the filing of the CEO and CFO’s certifications with the SEC to receive information concerning, among other things, significant deficiencies or material weaknesses in the design or operation of internal controls.

Any stockholder or employee may submit at any time a good faith complaint regarding any questionable accounting, internal accounting controls, or auditing matters concerning the Corporation without fear of dismissal or retaliation of any kind. Employees are encouraged to report their concerns and complaints to the General Counsel, Chief Compliance Officer and Corporate Secretary or to the Audit Committee. Confidential, anonymous reports may be made by writing to: Mr. David E. Williams, General Counsel, Chief Compliance Officer and Corporate Secretary, Innospec Inc., 8375 South Willow Street, Littleton, CO80124, U.S. The Audit Committee has adopted a Complaint Monitoring Procedure Policy to enable confidential and anonymous reporting to the Audit Committee. All complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters will be retained in accordance with the Corporation’s document retention policy.

The Corporation limits the number of Audit Committees of SEC reporting companies on which its Audit Committee members may serve to three or less.

The Audit Committee Report appears later in this Proxy Statement.

Compensation Committee

The Compensation Committee operates under a written Compensation Committee Charter that governs its duties and standards of performance. A current copy of the Compensation Committee Charter is available on our website under the heading Corporate Governance at: www.innospecinc.com/investor-relations.html.

The Compensation Committee members are Mr. Roeser and Mr. Blackmore. The Compensation Committee reviews management compensation programs, recommends compensation terms and agreements for senior Executive Officers to the Board for Board approval, reviews changes in compensation for senior Executive Officers and NEDs and administers the Corporation’s stock option plans. Mr. Roeser was appointed to the Compensation Committee on July 28, 2008 and Mr. Blackmore was appointed to the Committee on June 1, 2010. Mr. Roeser was appointed Chairman on October 1, 2009. Each of the members of the Compensation Committee meets the criteria for director independence as set out in Rule 5605 (a)(2) of the NASDAQ Marketplace Rules.

As described under “Independent Board of Directors” above, each of the Compensation Committee members is independent under the NASDAQ Marketplace Rules and under the Corporation’s independence criteria.

The Compensation Committee Report appears later in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

During 2011 no Compensation Committee members were officers or employees of the Corporation, were former officers of the Corporation or were engaged in transactions with a related person that would be required to be disclosed by relevant SEC rules.

In addition, during 2011 none of the Corporation’s Executive Officers served as Directors or Board Committee members of other entities where any Executive Officers served as a Director of the Corporation or as a member of any of the Corporation’s Board Committees.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to become Board members consistent with criteria approved by the Board, recommend to the Board the persons to be nominated by the Board for election as Directors at the Annual Meeting of Stockholders, develop and recommend to the Board a set of corporate governance principles and oversee the evaluation of the Board and management. Dr. Bew was appointed to the Nominating and Corporate Governance Committee on November 1, 2005. Mr. Aldous was appointed to the Nominating and Corporate Governance Committee on July 28, 2008, as its Chairman. Mr. Paller was appointed to the Committee on November 16, 2009. Dr. Bew will resign from the Nominating and Corporate Governance Committee effective as of the 2012 Annual Meeting of Stockholders and shall be replaced by Mr. Blackmore.

The Nominating and Corporate Governance Committee also plays an advisory role to the Board in helping shape the corporate governance policy of the Corporation which extends to involvement in promoting legal compliance by the Corporation, including through meetings and reviews with the Corporation’s General Counsel, Chief Compliance Officer and Corporate Secretary with respect to anti-corruption and other important laws that are applicable to the Corporation and its business, and providing an assessment of that review to the Board.

Each of the members of the Nominating and Corporate Governance Committee meets the criteria for director independence as set out in Rule 5605(a)(2) of the NASDAQ Marketplace Rules with the exception that Mr. Paller is not treated as independent (for the reasons described under “Director Independence”). The Board has determined, pursuant to the limited exception under NASDAQ Marketplace Rule 5605(e)(3), that Mr. Paller’s continued membership on the Nominating and Corporate Governance Committee is required by the best interests of the Corporation and its stockholders due to Mr. Paller’s familiarity with the Corporation and his extensive experience with corporate governance and strategic transactions, which the Board believes should permit him to better evaluate candidates for Director in the context of issues that are important to the Corporation’s future.

The Nominating and Corporate Governance Committee operates under a written Nominating and Corporate Governance Committee Charter that governs its duties and standards of performance. A current copy of the Nominating and Corporate Governance Committee Charter is available on our website under the heading Corporate Governance at: www.innospecinc.com/investor-relations.html.

The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for Director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board and whether vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers potential candidates for Director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons. The Board has not built diversity into the nominating process as a specific category required for potential Director candidates. The recruitment specification for new Directors concentrates on candidates who are seasoned Executive Officers, with significant relevant experience, both at board level and within industry.

These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any time during the year. The nominees for election at this year’s Annual Meeting of Stockholders were recommended for nomination by NEDs of the Corporation.

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for election to the Board as described in the Corporate Governance Guidelines which may be found at Appendix A of the Corporation’s 2004 Proxy Statement, and can also be found on the Corporation’s website under the heading Corporate Governance at: www.innospecinc.com/investor-relations.html. In order for any candidate to be considered by the Nominating and Corporate Governance Committee, and if nominated, included in the Proxy Statement, such recommendation should be received no later than the deadline for submission of stockholder proposals. See “Stockholders’ Proposals for the 2013 Annual Meeting of Stockholders”. Recommendations should be sent to the Corporate Secretary and should specify the nominee’s name, qualification for Board membership and any other information required by the Corporation’s By-laws. All properly submitted stockholder proposals for Director Nominees received by the Corporate Secretary will be submitted to the Nominating and Corporate Governance Committee for review and consideration. The Nominating and Corporate Governance Committee will consider stockholder recommendations for Director candidates, but the Nominating and Corporate Governance Committee has no obligation to recommend such candidates.

Board Committee Membership

	Audit	Compensation	Nominating & Corporate Governance
Mr. Hugh G. C. Aldous	Member		Chair of Committee
Dr. Robert E. Bew	Member (until the 2012 Annual Meeting of Stockholders)		Member (until the 2012 Annual Meeting of Stockholders)
Mr. Milton C. Blackmore		Member	Member (from the 2012 Annual Meeting of Stockholders)
Mr. Martin M. Hale	Chair of Committee
Mr. Robert I. Paller			Member
Mr. Joachim Roeser	Member (from the 2012 Annual Meeting of Stockholders)	Chair of Committee

Meetings and Attendance

During Fiscal 2011, the full Board met 6 times (including twice by conference call) the Audit Committee met 12 times (including 7 times by conference call), the Compensation Committee met 5 times (including 4 times by conference call), and the Nominating and Corporate Governance Committee met 4 times. Directors are expected to attend all Board Meetings and meetings of Committees on which they serve. All of the Directors attended the 2011 Annual Meeting of Stockholders. Each of the Directors attended all of the meetings of the Board and meetings of Committees of the Board on which he served in person or by teleconference.

Code of Ethics

Management has adopted a Code of Ethics, violations of which may be reported to the Chairman of the Nominating and Corporate Governance Committee or the Corporate Secretary. This Code of Ethics is intended to promote, among other things, honest and ethical conduct, full and accurate reporting and compliance with applicable laws and regulations. A current copy of the Code of Ethics is available on our website under the heading Corporate Governance at: www.innospecinc.com/investor-relations.html.

Copies of Code of Ethics, Corporate Governance Guidelines and Committee Charters

Any stockholder who requires a copy of the Code of Ethics, Corporate Governance Guidelines or any of the Board Committee Charters may obtain one by writing to Mr. David E. Williams, General Counsel, Chief Compliance Officer and Corporate Secretary at Innospec Inc., 8375 South Willow Street, Littleton, CO80124, U.S. These documents can also be accessed via the Corporation’s website, www.innospecinc.com. The Charters of the individual Committees may be accessed at the Corporation’s website at www.innospecinc.com under the “Investor Relations”, then “Corporate Governance” headings.

PROPOSAL 1 – RE-ELECTION OF TWO DIRECTORS (Item 1 on the Proxy Card)

The first proposal to be voted on at the meeting is the re-election of two Class II Directors. The Directors re-elected at this meeting will serve until the 2015 Annual Meeting of Stockholders. The Board has nominated Mr. Milton C. Blackmore and Mr. Robert I. Paller all of the current Class II Directors, whose terms expire at the upcoming Annual Meeting of Stockholders, for re-election to the Board.

The By-laws of the Corporation provide that the number of Directors shall be not less than three nor more than twelve members, the exact number of which shall be determined from time to time by resolution adopted by the Board of Directors, and that the Board shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board of Directors.

The Board recommends a vote “FOR” all nominees

If a nominee becomes unable or unwilling to accept nomination or election, the Board will either select a substitute nominee or reduce the size of the Board. If you have submitted a proxy and a substitute nominee is selected, your stock will be voted for the election of the substitute nominee.

The Board has no reason to believe that any nominee would be unable or unwilling to serve if elected.

According to the By-laws, the above-named nominees will be elected to the Board on a plurality of the votes cast by the stockholders present (in person or by proxy) at the meeting and entitled to vote.

Biographical information about each of the nominees is included under “INFORMATION ABOUT THE BOARD OF DIRECTORS” below.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Below is current biographical and other information about the persons who will make up the Board at the meeting.

Class I Directors

Mr. Hugh G. C. Aldous

Age: 67

Director since January 11, 2005

Committees: Nominating and Corporate Governance (Chair), Audit

Mr. Aldous currently serves as Chairman of Capita Sinclair Henderson Limited, a company servicing the fund management industry and a subsidiary of the London listed Capita Group plc and has held this position since December 2007, Chairman of SPL Guernsey ICC Limited, the umbrella company for a number of cells listed on the Channel Islands stock exchange, all of which he also chairs (appointed December 2009) and Chairman of Smart Education Ltd which services schools in the U.K. and Australia (appointed October 2005). Mr. Aldous is also a Non-Executive Director of three other London listed public investment companies; Henderson TR Pacific Investment Trust plc, a co-investor in the Far East (appointed December 2003); Elderstreet Venture Capital Trust plc (appointed March 2007) and Polar Capital Holdings plc, a London quoted asset management company (appointed July 2007). Mr. Aldous was a member of the U.K. Competition Commission from 1998 to 2001 and was appointed a U.K. Government Inspector of Companies several times between 1987 and 2003. He has authored several reports on corporate governance issues, has served as the audit committee chairperson for several companies and currently chairs the audit committees of two public companies and serves as a member of the audit committee of another (none of which are SEC listed companies). He was formerly a partner at Grant Thornton LLP, Chartered Accountants, and previously Robson Rhodes LLP, Chartered Accountants where he served as Chief Executive Officer from 1987 to 1997. Robson Rhodes merged with Grant Thornton on July 1, 2007. Mr. Aldous continues as a consultant to Grant Thornton UK LLP. During 2009 and 2010 Mr. Aldous was Chairman of Melorio plc, a London quoted company in the training industry, which was sold to Pearson plc in July 2010.

Key Attributes, Experience and Skills:

Mr. Aldous has a wealth of experience in the financial services industry, which provides the Board with an executive and leadership perspective on the management, operations and financial reporting and accounting oversight of a public listed company. He also has a great deal of experience of listed companies, particularly in the U.K.

Mr. Joachim Roeser

Age: 58

Director since January 1, 2008

Committees: Compensation (Chair)

Mr. Roeser has, since November 1, 2006, been Chief Executive Officer of the Amber Chemical Group, a global specialty silicone producer owned by Caledonia Investments and he became Non-Executive Chairman of Fluidata Ltd, a business internet service provider company on January 1, 2007. Since January 1, 2011, he has been a Senior Adviser of Trumont International, a mergers and acquisition advisory firm for the chemicals industry and allied sectors. He is a German national and has lived and worked in Belgium, France and Germany as well as in the U.K. Previously, he was President and Chief Executive Officer of Luzenac, a Rio Tinto subsidiary and the world’s leading talc mining producer, for five years from May 2001 to April 2006. Prior to that, Mr. Roeser was European President of Ferro Corporation from April 1998 to December

2000. He started his career over thirty years ago in the emulsifier and starch industry before joining Arco Chemical in 1983, where he held a number of senior management positions, and ultimately served as Global Business Director, Styrene for two years. Mr. Roeser earned his Bachelor of Science degree in Chemical Engineering from the University of Wuppertal.

Key Attributes, Experience and Skills:

Mr. Roeser has held senior positions within the chemicals industry for over thirty years and brings a wealth of knowledge and experience in this area as well as a global perspective due to his experience working across Europe, Asia, Australia as well as the U.S.

Class II Directors

Mr. Milton C. Blackmore

Age: 64

Director since June 1, 2010

Committees: Compensation

Mr. Blackmore was most recently the Senior Vice President, Marketing and Product Supply for Sinclair Oil Corporation, one of the largest independent oil companies in the U.S., and served on their Board of Directors until his retirement in 2009, having previously held a number of senior marketing roles within the company. He was also Chairman of Sinclair Marketing Inc., the company’s convenience store business. Before joining Sinclair in 1995, Mr. Blackmore was with Kerr-McGee Refining Corporation for twenty six years, progressing through a variety of accounting, marketing and general management positions, ultimately serving as General Manager, Branded Marketing for three years. Mr. Blackmore has a Bachelor of Science degree in Business Administration from Panhandle State University in Oklahoma.

Mr. Blackmore will assume the position of Chairman and will also serve on the Nominating and Corporate Governance Committee immediately following the 2012 Annual Meeting of Stockholders.

Key Attributes, Experience and Skills:

Mr. Blackmore has an in-depth knowledge of the chemical industry, particularly the oil sector and has held several senior positions during his career. He brings industry knowledge and marketing expertise to the Corporation.

Mr. Robert I. Paller

Age: 77

Director since November 1, 2009

Committees: Nominating and Corporate Governance

Mr. Paller has served on the board of numerous private companies and non-profit corporations for over forty years. He is currently a member of the Council of National Trustees for the National Jewish Medical and Research Center in Denver, Colorado. An attorney by profession, Mr. Paller has been a partner with Smith, Gambrell & Russell LLP since 1965 specializing in corporate law, particularly mergers and acquisitions and currently is “Of Counsel” to the firm.

Key Attributes, Experience and Skills:

Mr. Paller has a wealth of directorship experience, having served on various boards for over forty years. He also has many years of legal experience which will assist the board in their deliberations on many topics and is a valuable resource to the Corporation which operates in a highly regulated industry.

Class III Directors

Dr. Robert E. Bew

Age: 75

Director and Chairman since May 7, 1998

Committees: Nominating and Corporate Governance, Audit

Dr. Bew serves as Non-Executive Chairman of the Corporation. From 1997 until January 1, 2001 he was Chairman of the European Process Industries Competitiveness Centre, an organization specializing in increasing competitiveness in process industries, and from 1997 until 2002 he was Chairman of the Teesside Chemical Initiatives (TCI). He spent over thirty five years with ICI, most recently as Chief Executive Officer of ICI’s International Chemical & Polymer division based in Teesside, U.K. from 1994 to 1997. Previously (from 1985 to 1992) he served as head of ICI Corporate Planning and between 1995 and 1997 he was also Chairman of Phillips Imperial Petroleum Limited, a refinery joint venture between ICI and Phillips Petroleum. Dr. Bew is now retired.

Dr. Bew will retire as Chairman and from the Board immediately following the 2012 Annual Meeting of Stockholders.

Key Attributes, Experience and Skills:

With his extensive experience in the chemicals industry, including over thirty five years with ICI, Dr. Bew provides a depth of knowledge to the Board. He has held many senior-level positions during his career and he therefore brings leadership and management skills to the Corporation.

Mr. Martin M. Hale

Age: 71

Director since February 27, 1998

Committees: Audit (Chair)

Mr. Hale was, until his retirement in 2010, a Director of Chemtura Corporation (formerly Great Lakes Chemical Corporation which merged with Crompton Corporation to form Chemtura Corporation on July 1, 2005), having been a Director of Great Lakes since 1978 and from 1995 until May 2000 served as Chairman. Prior to 1983, Mr. Hale was President and Chief Executive Officer of Marsh & McClennan Asset Management Company. From 1983 to 2001 Mr. Hale was Executive Vice President and Partner of Hellman Jordan Management Co., a registered investment adviser. He also serves as an Honorary Trustee of the Museum of Fine Arts, Boston. Mr Hale’s current principal occupation is as a private investor.

Key Attributes, Experience and Skills:

Mr. Hale has a depth of experience in the chemicals industry and has held many leadership positions during his career as well as holding positions on other company boards. Mr. Hale also has extensive experience in investment, asset management and financial analysis which provides the Board with a useful perspective on management and operations of the Corporation.

Mr. Patrick S. Williams

Age: 47

Director since April 2, 2009

No Board Committees

Mr. P. Williams has served as Director, President and CEO of the Corporation since his appointment to this position on April 2, 2009. Prior to holding this position, Mr. P. Williams was Executive Vice President and President, Fuel Specialties of the Corporation from 2005 to 2009 and in addition assumed responsibility for the global Active Chemicals business in 2008. He held a number of senior management and sales leadership positions in Innospec Fuel Specialties LLC, latterly acting as the Chief Executive Officer of this business from 2004 to 2009. Before joining the predecessor company of Innospec Fuel Specialties LLC, Starreon Corporation, in 1993, Mr. P. Williams established a number of businesses and currently holds equity positions in a small exploration and oil production company and a real estate business.

Key Attributes, Experience and Skills:

As the only management representative on the Board, Mr. P. Williams provides an insider’s perspective in board discussions about the business and strategic direction of the Corporation. Mr. P. Williams has particular experience in the Fuel Specialties and Active Chemicals businesses and brings a depth of knowledge to the Corporation.

PROPOSAL 2 – ADVISORY APPROVAL OF THE CORPORATION’S EXECUTIVE COMPENSATION (Item 2 on the Proxy Card)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Executive Officers who are named in the compensation tables contained in this Proxy Statement (“Named Executive Officers” or “NEOs”) as disclosed in this Proxy Statement including the Compensation Discussion and Analysis, the Compensation Tables and related material, in accordance with the compensation disclosure rules of the SEC. In accordance with the Dodd-Frank Act, we are offering to our stockholders a non-binding, advisory vote on 2011 compensation for the Executive Officers identified in the Summary Compensation Table which appears later in this Proxy Statement, including the compensation of our CEO.

The Corporation’s goal for its executive compensation program is to attract, motivate and retain a talented, highly qualified team of executives who will provide leadership for the Corporation’s success in the competitive global markets the Corporation operates in. The Corporation seeks to accomplish this goal in a way that is aligned with the long-term interests of the Corporation’s stockholders. The Corporation believes that its executive compensation program is strongly aligned with the long-term interests of its stockholders as it is competitive with the market, includes both short and long-term awards and is performance based providing a strong link between executive compensation and the performance of the Corporation.

The Compensation Committee continually reviews the compensation programs for our NEOs to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. The Compensation Discussion and Analysis beginning on page 19 of this Proxy Statement describes the Corporation’s executive compensation program in more detail.

We believe that our executive compensation programs are structured in the best manner possible to support the Corporation and our business objectives. We are asking our stockholders to indicate their support for our NEO compensation as described in the Compensation Discussion and Analysis section and the compensation tables and related narrative disclosure. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual General Meeting:

“RESOLVED, that the compensation paid to the Corporation’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and related material disclosed in this Proxy Statement is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon the Corporation. However the Compensation Committee values the opinions that stockholders express through their votes and will consider the outcome of the vote when making future compensation decisions.

The Board recommends a vote “FOR” the approval of our 2011 Named Executive Officer Compensation as described in this Proxy Statement. Note: Stockholders are not voting to approve or disapprove the recommendation of the Board of Directors regarding Proposal No. 2.

PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT OF THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Item 3 on the Proxy Card)

The Audit Committee has appointed the accounting firm of KPMG to serve as the Corporation’s independent registered public accounting firm with respect to the 2012 fiscal year to examine the financial statements of the Corporation for the fiscal year ending December 31, 2012 and to perform other appropriate accounting services.

KPMG also served as the Corporation’s independent registered public accounting firm for the 2011 fiscal year. For the 2010 fiscal year, the Corporation’s independent registered public accounting firm was PricewaterhouseCoopers LLP (“PwC”). As disclosed in last year’s Proxy Statement, the Corporation undertook a competitive procurement process in 2011 to appoint its principal accountant and, as a result, appointed KPMG to replace PwC as of June 17, 2011. As also previously disclosed, the decision to replace PwC did not arise as a result of any disagreement with PwC on any matter of accounting principles or financial statement disclosure; PwC declining to stand for re-election; or there being reportable events as defined in item 304(a)(1)(v) of Regulation S-K (e.g. absence of effective internal controls).

A representative of KPMG is expected to be present at the Annual Meeting of Stockholders to respond to questions and to make a statement if such representative desires to do so.

Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the Corporation’s independent registered public accounting firm, the Board considers the selection of such firm to be an important matter of stockholder concern and is submitting the selection of KPMG for ratification by stockholders as a matter of good corporate practice.

The Board of Directors recommends a vote “FOR” ratification of the appointment of KPMG as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

INFORMATION ABOUT THE EXECUTIVE OFFICERS

Dr. Philip J. Boon

Age: 52

Executive Officer since June 1, 2009

Dr. Boon serves as Executive Vice President, Business Operations to the Corporation, having joined it in 1997. Prior to his appointment as Executive Vice President, Business Operations in June 2009, Dr. Boon was the Regional Director Europe, Middle East and Africa (“EMEA”) initially for Fuel Specialties and latterly also for Active Chemicals and Octane Additives. Dr. Boon has over twenty five years international experience in the specialty chemicals industry and previously held positions with Ciba-Geigy and FMC in the U.S. and Europe. He has a PhD in chemistry from Leicester University.

Mr. Ian P. Cleminson

Age: 46

Executive Officer since July 3, 2006

Mr. Cleminson serves as Executive Vice President and CFO to the Corporation, having joined it in February 2002. Prior to this appointment, Mr. Cleminson was Financial Controller for the Fuel Specialties and Active Chemicals business units within the Corporation. He joined the Corporation from BASF plc where, between 1999 and 2002, he served as Financial Controller of their Superabsorbants division. Previously, he worked as an accountant in private practice since 1989.

Dr. Catherine Hessner

Age: 53

Executive Officer since August 12, 2003

Dr. Hessner serves as Senior Vice President, Human Resources (“SVP, HR”) of the Corporation, having joined it in March 2003. Prior to joining the Corporation, she served as European Human Resources Director for Nova Chemicals, a U.S. commodity chemicals company. From 1995 to 1999, Dr. Hessner served as European HR Director, based in the U.K., for Anheuser-Busch, the U.S. brewing Corporation and, prior to that, spent nine years with various divisions of Mars Incorporated in a variety of human resources and general business roles.

Dr. Ian M. McRobbie

Age: 63

Executive Officer since May 7, 2002

Dr. McRobbie serves as Senior Vice President, Research and Technology, having joined the Corporation in January 2002. Between 1989 and 2002 he was Technical Director of A H Marks and Company Limited, a privately owned U.K. chemical company operating in agrochemical and specialty chemical markets. Prior to this, he worked in senior research and manufacturing roles for Seal Sands Chemical Co. Limited (a wholly owned subsidiary of the Hexcel Corporation based in California) and BTP plc (now part of Clariant).

Mr. Brian R. Watt

Age: 53

Executive Officer since January 1, 2010

Mr. Watt was appointed as Vice President, Strategic Planning and Regulatory Affairs on January 1, 2010. Mr. Watt has significant experience in the chemicals industry. He has held commercial positions in Shell, ICI, Avecia and Astra Zeneca. Mr. Watt joined the Corporation as Mergers and Acquisitions Manager in 2001 and latterly he held positions in both the Active Chemicals and Fuel Specialties business units before taking up his current role.

Mr. David E. Williams

Age: 59

Executive Officer since September 17, 2009

Mr. D. Williams was appointed as Vice President, General Counsel and Chief Compliance Officer in September 2009. In December 2011, Mr. D. Williams was also appointed as Corporate Secretary. Before joining the Corporation, Mr. D. Williams worked as an attorney with MarkWest Energy Partners, LP, in Denver where he was responsible for various legal matters. He also served as the firm’s FERC Compliance Officer. He has over twenty five years experience as an attorney, covering a broad range of legal matters. Mr. D. Williams has a law degree from the University of Louisville and an undergraduate degree in Management from Park University.

Family Relationships

There are no family relationships between any of the persons referred to in the sections “INFORMATION ABOUT THE BOARD OF DIRECTORS” OR “INFORMATION ABOUT THE EXECUTIVE OFFICERS” above.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis is designed to explain the executive compensation philosophy and programs and describes the material elements of compensation for 2011 for the individuals listed in the Summary Compensation Table as our NEOs. The tables following the Compensation Discussion and Analysis contain specific information on the compensation awarded to or earned by the NEOs in 2011.

At the 2011 Annual Meeting of Stockholders, the Corporation conducted for the first time a non-binding advisory vote on its executive compensation. At that meeting, approximately 98% of the stock present and entitled to vote on the proposal voted to “Approve” executive compensation. The Compensation Committee takes the outcome of the vote into consideration when reviewing its executive compensation programs and as the advisory vote approved the compensation, no changes or modifications to the executive compensation programs or to the compensation of any of the NEOs have been made as a result of the advisory vote.

Compensation Philosophy and Overall Objectives

The compensation philosophy of the Corporation is to link executive compensation to continuous improvement in corporate performance and increases in stockholder value, while at the same time to allow the Corporation to attract and retain the executive talent required to successfully manage our business. The overall compensation program is designed to motivate our employees to achieve business objectives and maximize their long-term commitment to our success. The Corporation aims to achieve this by providing compensation elements that align Executive Officers’ interests with stockholder value and achievement of our long-term strategies within the framework of our overall principles of good corporate governance.

The goals of the Corporation’s executive compensation programs are to:

●

Establish pay levels that are necessary to attract and retain highly qualified executive officers in light of the overall competitiveness of the market for high quality executive talent and the Corporation’s unique business profile;

●	Recognize superior individual performance, new responsibilities and new positions within the Corporation;

●

Balance short-term and long-term compensation to complement the Corporation’s annual and long-term business objectives and strategy and to encourage executive performance in the fulfillment of those objectives and strategy;

●	Provide variable compensation opportunities linked to the Corporation’s performance;

●	Encourage ownership of the Corporation’s stock by Executive Officers;

●	Align Executive Officer compensation with the interests of stockholders;

●	Reward achievement of exceptional performance.

The Corporation regularly reviews its executive compensation programs to ensure that each component is competitive, and provides a balance between fixed elements of pay and performance related elements. No element of compensation is driven by tax, accounting or regulatory considerations. Further information on each of the key components of compensation is given below.

Role of the Compensation Committee and the Compensation Consultant

The Compensation Committee of the Board of Directors oversees the Corporation’s compensation programs and practices for NEOs and other key Executive Officers and Directors. The Compensation Committee reviews and approves compensation for our Executive Officers, including salary, incentive programs, stock-based awards and compensation, retirement plans, perquisites and supplemental benefits, employment agreements, severance arrangements, change in control arrangements and other executive compensation matters. Advice to the Compensation Committee is provided by Mr. Dion Read, an independent compensation consultant, who has significant experience in executive compensation, having worked for Hay Group and Watson Wyatt (now Towers Watson) in this area. Mr. Read was retained by the Compensation Committee and meets with the Committee at least annually and provides advice at other times as the Committee deems appropriate. Any other work undertaken by Mr. Read for the Corporation must be approved by the Compensation Committee. In 2011, Mr. Read did not perform any additional work for the Corporation.

The Compensation Committee reviews and approves compensation for our NEDs annually, including retainers, fees, stock-based awards and other compensation and expense items. This review is discussed under the “Director Compensation” section of this Proxy Statement.

The processes and procedures for the Compensation Committee oversight of compensation programs are discussed in the “Corporate Governance” section of this Proxy Statement.

Role of the Chief Executive Officer and Other Executive Officers

The CEO attends Compensation Committee meetings by invitation only. Each year, the CEO, at the request of the Compensation Committee, provides his assessment of the performance of the other Executive Officers, including their achievement of individual objectives and contribution to the overall business performance. He then recommends increases to base salary, if appropriate.

The Compensation Committee then reviews all elements of compensation for the Executive Officers, taking into account the recommendations of the CEO, as well as market data and information from the SVP, HR. The Compensation Committee also reviews all elements of compensation for the CEO taking into account the Chairman of the Committee’s review and assessment of the performance of the CEO, overall business performance and results, competitive market data and other relevant information provided by the SVP, HR. The Compensation Committee reviews and discusses the CEO’s compensation package without him being present. Decisions relating to the compensation of the Executive Officers, including the CEO, are made solely by the Compensation Committee and are reported by the Compensation Committee to the full Board of Directors.

The SVP, HR assists the Compensation Committee, serving as the Compensation Committee’s Secretary and provides information on compensation as requested by the Compensation Committee.

Competitive Market

The Compensation Committee reviews nationally recognized compensation survey data provided by Hay Group to compare the Corporation’s compensation practice with the external market. For the Executives based in the U.S., Hay Group U.S. Chemical data is used and, for the CEO, U.S., CEO Data for organizations with over $500 million revenue is used. In addition, the Compensation Committee also uses a Chemical Industry Peer Group as an additional reference point for the CEO compensation. The companies included in the peer group were selected by the Compensation Committee based on a number of factors, including company size, products and level of global operations. Compensation data for these companies is collected from their proxy statements and analyzed by the Compensation Committee. The peer group of companies for 2011 was:

Albemarle	Cambrex	NewMarket
American Vanguard	Chemtura	Polyone
Arch Chemicals	Ferro	Stepan
Ashland	HB Fuller
Cabot	Innophos

For U.K. based Executive Officers, the market is defined as companies in the Hay Group database of chemical, industrial and service companies. The Corporation participates in the survey. The data base consists of data from over 600 organizations and more than 600,000 individual records. All executive jobs are assessed and graded by the compensation consultant using the Hay methodology. Jobs sizes are then matched into the data to ensure that comparisons are made at the appropriate level.

References to market data in this Compensation Discussion and Analysis, unless otherwise noted, are to these foregoing sources.

Elements of Compensation

The material elements of compensation for the Corporation’s NEOs are:

●	base salary;
●	short-term incentive;
●	long-term incentive; and
●	other benefits (including retirement and supplemental plans, severance, change in control and employment agreements and perquisites).

These elements are explained and discussed in separate sections below. The Compensation Committee seeks to achieve an appropriate balance between fixed and variable compensation elements in line with our policy to link a significant proportion of compensation to performance. For Executive Officers the target is that at least 50% of total compensation should be delivered through variable compensation comprising a mix of long and short-term incentives and cash and non-cash compensation. The Compensation Committee has formally reviewed the allocation of compensation between the different elements using market knowledge and input from its advisors and is satisfied that the balance is appropriate and generally in line with market practice. In 2011 over 50% of overall compensation for the CEO and other NEOs was delivered through variable compensation.

Annual Cash Compensation

Base Salary

A base salary is provided to our Executive Officers. The level of base salary is reviewed on an annual basis and is adjusted, if appropriate, to recognize the scope and complexity of a role, market data and individual performance. The Compensation Committee target base salary at the median (50th percentile) of the survey group but consider other factors including individual experience and expertise, overall performance, internal pay equity and contribution to the Corporation. We believe that this methodology enables us to remain competitive as an employer in our markets without incurring unnecessary costs. In the case of Mr. P. Williams, the Compensation Committee views Mr. P. Williams as key to the Corporation’s continued success, given his unique skills and experience and therefore determined that it was appropriate to benchmark his position at the upper quartile of the relevant market.

2011 Salary Increases

In 2010, the survey data had indicated that in a number of cases, the base salary levels for the NEOs were low relative to the market rates. Accordingly the Compensation Committee had determined that where necessary this would be addressed over two years. The survey data for 2011 confirmed that base salaries continued to be low relative to the market in a number of cases. As a result, the 2011 base salary level increases for the NEOs, excluding Mr. P. Williams, were on average 3.6%. Mr. P. Williams’ base salary was increased by 5% to $787,500 which was in line with the average base salary for CEOs in the peer group of companies and broadly in line with the upper quartile of the U.S. survey group.

Following the 2011 increases, base salaries for the other NEOs were all within a 5% range of the market median data, which, based on the advice of their compensation advisor, the Compensation Committee believes, is an appropriate salary range.

Annual Incentives

The Corporation’s Management Incentive Compensation Plan (“MICP”) is a short-term incentive plan which is driven by annual performance. Payments are based on achievement against pre-determined financial goals set by the Board each year. Targets are set for corporate performance and business unit performance (where appropriate) and for personal performance against objectives. All payments under the MICP are subject to an overall corporate performance threshold of 90% of the agreed target for the year: if this is not achieved, no payments under the MICP are made to any individual, regardless of personal and business unit performance.

Further, where an individual’s payment under the MICP includes a financial measure for a business unit, the business unit must also achieve a minimum of 90% of the target or the individual will not receive any bonus for that year, irrespective of overall corporate and personal performance.

The bonus opportunity and split between corporate and personal objectives are shown in the following table:

	Proportion of bonus at target split between:
	Corporate/Business Performance	Personal objectives	Target Bonus as % of salary	Maximum Bonus as % of salary
CEO	80% of target bonus	20% of target bonus	65%	149.5%

Senior Executive Officers	80% of target bonus	20% of target bonus	40%	92%

The Compensation Committee reviews the allocation between business and personal performance each year to ensure it is appropriate.

The performance measures are also reviewed to ensure they remain appropriate and stretching. The corporate performance measures are currently based on achievement of targeted levels of corporate cash and corporate operating income. These are key performance indicators for the Corporation. Personal objectives are specific to the particular business unit or function within which the Executive operates. In addition to the personal element shown above, if an individual’s overall performance assessment for the year is below satisfactory then no bonus is paid at all.

The levels of target bonus are kept under review and are targeted at the median level against the market.

Maximum bonuses are awarded when the Corporation or, where relevant, an individual business unit exceeds its target performance measures by 30%.

No awards are made under the bonus scheme until the annual business results have been audited by the independent registered public accounting firm and approved by both the Audit Committee of the Board and the full Board.

In 2011, for all NEOs, bonus payments were based on achievement of targets set for corporate operating income and consolidated operating cash flow. In the case of Dr. Boon, in addition to corporate targets, a proportion of his bonus payment was based on achievement of targets set for operating income and operating cash flow for the Fuel Specialties business unit and for the Active Chemicals business unit, with a proportion based on achievement of targets set for operating income of both the regional Fuel Specialties and Active Chemicals businesses.

In 2011 the Corporation achieved 130% of the target set for consolidated operating income and as a result bonus levels for that part of the overall bonus based on consolidated operating income were paid at 250% of the target level. The Corporation achieved over 150% of the target set for consolidated operating cash flow and as a result bonus levels for that part of the overall bonus based on consolidated operating cash flow were paid at 250% of the target level.

In 2011 the Fuel Specialties business unit achieved 112% of the target set for operating income, with the regional business achieving 105% of the target set for operating income. As a result, in the case of Dr. Boon, bonus levels for those parts of his overall bonus based on operating income for the Fuel Specialties business unit and the regional business were paid at 160% and 125% of the target levels, respectively. The Active Chemicals business unit achieved 131% of the target set for operating income, with the regional business achieving 184% of the target set for operating income. As a result, bonus levels for those parts of Dr. Boon’s overall bonus based on operating income for the Active Chemicals business unit and the regional business were paid at 250% of the target levels.

In assessing the individual performance on personal objectives for each NEO, the Compensation Committee uses the following process.

Annual personal objectives for each NEO are agreed with the Compensation Committee at the start of the financial year. These objectives are designed to be stretching and each objective is weighted to give a maximum potential score in total of 20. A good performance on the personal objectives is defined as achieving an overall score at the end of the year of 15 or 16 and earns the target level for the 20% based on personal objectives. Achievement of the maximum score would represent exceptional performance against the personal objectives and increases the 20% of the overall target bonus based on personal objectives by a factor of 50%. The relationship between score on personal objectives and the amount of bonus earned for personal performance is shown below.

Marks out of 20	% of the 20% of bonus based on personal objectives earned
19 - 20	150
17 - 18	125
15 - 16	100
14	70
12 - 13	50
10 - 11	25
Below 10	0

The Compensation Committee reviews this table each year to ensure it rewards performance appropriately.

At the end of the year, as part of the annual performance review process, the performance against each objective is reviewed and marked against the weighting set at the start of the year giving a total score out of 20. In the case of the CEO, this assessment is done by the Chairman of the Compensation Committee and the resultant score and assessment for each objective is reviewed and agreed by the Compensation Committee as a whole prior to approval by the full Board.

In the case of the other NEOs, the CEO reviews the objectives and proposes a mark for each objective. This, together with the underlying rationale, is reviewed and approved by the Compensation Committee prior to review and approval by the full Board.

The following table summarizes the incentive payments made under the MICP for 2011 performance for each of the NEOs, including selected relevant information about their performances:

Annual Incentive MICP
Name and Principal Position	Target Bonus as % of Base Salary	Assessment of Personal Objectives	Achieved Bonus as % of Base Salary	MICP Incentive Award
Mr. Patrick S. Williams President and Chief Executive Officer	65%	19	149.5%	$1,177,312
Mr. Ian P. Cleminson Executive Vice President and Chief Financial Officer	40%	19	92%	$284,660
Dr. Philip J. Boon Executive Vice President, Business Operations	40%	19	82.84%	$229,013
Dr. Ian M. McRobbie Senior Vice President, Research and Technology	40%	19	92%	$225,946
Dr. Catherine Hessner Senior Vice President, Human Resources	40%	19	92%	$205,219

Mr. Hartley, Vice President and General Counsel, qualified as a NEO in the year but is not included in the table above as he was made redundant at the end of December 2011 and his employment with the Corporation terminated on December 31, 2011. As such, Mr. Hartley did not receive a bonus payment under the MICP bonus scheme and instead received a payment of $158,518 in lieu of any bonus, which would have been due to him under the MICP, as part of his severance payment from the Corporation.

Mr. P. Williams helped lead the development and implementation of a growth strategy, including regional expansion and development of new market segments and products. The improvement in the performance of the Active Chemicals business unit has continued, with the sales of new products in this business having increased significantly since 2009. In addition, under Mr. P. Williams’ leadership and guidance, significant improvements in manufacturing efficiencies and yields have been achieved and the Corporation has exceeded the target set for safety across the Corporation, with the lost time accident rate across the whole Corporation less than half that of the industry average in the year. Based on his personal performance and the exceptional results of the Corporation in a difficult economic environment, the Board approved the Compensation Committee’s recommendations for Mr. P. Williams to be awarded a bonus of $1,177,312.

Mr. Cleminson provided significant financial expertise and input in connection with refinancing of the Corporation and in support of the acquisition strategy. In addition, he led the tender process for the Corporation’s external auditors. He has also actively supported the enhanced compliance program and has been instrumental in addressing a number of legacy issues.

Dr. Boon delivered strong business results in operating income for both the Fuel Specialties business unit and the Active Chemicals business unit in difficult market conditions. In addition, he has been instrumental in the development and implementation of the strategy for the growth of business in oilfield specialties and has led the establishment and launch of the Corporation’s office in Russia. He has also led the identification and delivery of a number of significant new commercial opportunities in very competitive markets.

Dr. McRobbie drove the strategy to improve the manufacturing capabilities of the Corporation and achieved significant improvements in manufacturing efficiencies and yields, together with an increased focus on safety and environmental performance. He also led the development and commercialization of new products in Active Chemicals and Fuel Specialties and has successfully commissioned the processes to allow manufacture of key products.

Dr. Hessner led the co-ordination of the work to establish offices in Russia and Brazil as part of the regional expansion strategy and provided the HR expertise required to support the strategic development of the Active Chemicals business. In addition, Dr. Hessner played a role in identifying a number of alternative ways to manage the impact of the U.K. Defined Benefit Pension plan on the Corporation and has worked with local management and union representatives to develop plans to manage future manpower requirements in the U.K.

A provision exists which allows for potential claw-back of bonuses already paid if, at some point in the future, it is identified that the audited annual financial results need to be materially restated.

Co-Investment Plan

To support the alignment of stockholder and Executive Officer interests, the Co-Investment Plan was introduced by the Corporation in 2004 and reviewed by the Compensation Committee in 2011. As part of this review, the Compensation Committee determined that, with effect from 2012, the Committee would decide which Executives were required to participate in the Co-Investment Plan each year, taking into account, amongst other things, whether an Executive satisfies the Corporation’s stock holding requirements.

Under the terms of the plan an Executive Officer, who is required to participate in the plan for that year, may invest a portion of the annual bonus (paid in accordance with the targets above) to purchase stock in the Corporation and receive an award of matching stock as described below. If the participating Executive Officer receives a bonus for exceeding his targets, then he must use at least one-third of the bonus which is in excess of the target bonus to purchase stock, which will be matched as follows:

Bonus payment	Compulsory amount	Voluntary amount	Match

Up to target bonus level	None	Maximum 50% of payment	1 matching share for every 2 shares purchased

Above target bonus level	One third of any bonus payment above the target level	Up to maximum of 100% of any bonus payment above the target bonus level	1 matching share for every share purchased

All elections to buy stock under the Co-Investment Plan must be made within twenty one days of the bonus notification date. Stock will be purchased at market price on the next available trading opportunity in accordance with the Corporation’s stock trading policy whether or not purchased directly from the Corporation. Participants in the Co-Investment Plan must generally remain employed for three years and continue to hold the stock purchased under this Co-Investment Plan in order to receive the matching stock. The Compensation Committee retains the discretion to permit release of matching stock in certain circumstances. In the event that the Corporation undergoes a change of control, restrictions on the matching stock will lapse and stock will be released.

Retention awards

In 2010, the Compensation Committee considered and approved payment of exceptional bonus awards to a number of the NEOs, in order to promote the retention of key senior management and in recognition of the outstanding business results over the previous two years in a very difficult business environment. Details of these exceptional bonus awards for the NEOs are included in the compensation information for 2010 detailed in the Summary Compensation table.

These exceptional bonuses are subject to the following conditions: one third of the net bonus amount received after tax must be re-invested by the recipient in the stock of the Corporation. The stock so purchased must be held for a minimum period of one year. If the recipient voluntarily terminates his employment with the Corporation at anytime within two years of the retention award being made, the Corporation reserves the right to demand repayment of the entire bonus amount.

Long-Term Incentives

The Compensation Committee believes that equity based long-term incentive awards are an important element of the overall compensation for the Corporation’s Executive Officers. They are designed to give a focus on achievement of long term performance goals that help create long term value for stockholders, act as long-term retention incentives for executives and, through the ownership of common stock of the Corporation, encourage long-term strategic decision making that is aligned with the interests of stockholders.

Long-Term Incentive Plans (“LTIP”)

The Corporation operates two equity based incentive plans, the CSOP and the PRSOP, and a cash based LTIP, the terms and features of which are described below.

Company Stock Option Plan (“CSOP”)

Under the CSOP, options are granted at market value and become exercisable after three years. All options have a ten year term. Options are granted within twenty days after the public announcement of the Corporation’s annual financial results or similar information.

Except in certain circumstances participants must remain in employment with the Corporation in order to be able to exercise their options. The exceptions to this include death, injury, ill-health or disability, redundancy and the transfer of the part of the business within which the option holder works. In these cases, under the rules of the CSOP, options vest and the holder has a twelve month period within which to exercise the options.

In the event of a change of control of the Corporation, under the rules of the CSOP, all options become immediately exercisable.

In 2011, no awards were made under the CSOP plan to NEOs, with any awards being made under the cash based LTIP.

Performance Related Stock Option Plan (“PRSOP”)

Under the PRSOP, participants are granted the right to acquire stock at no cost provided that specified performance criteria are achieved. The performance criteria that are set are designed to be “stretch” targets which focus on delivery of high performance and enhancing stockholder value, while recognizing the economic and business challenges the Corporation faces. The performance criteria are regularly reviewed to ensure that they remain relevant and stretching.

The grants are issued on a date set by the Compensation Committee each year. This is usually after the public announcement of the annual financial results. The Compensation Committee determines the grant date to be used in advance and the stock price used is typically the closing stock price at the end of the day prior to the agreed grant date.

If participants cease to be employed with the Corporation prior to the end of the vesting period awards will lapse unless the Compensation Committee determines otherwise.

In the event of a change of control of the Corporation, under the rules of the PRSOP, all options become immediately exercisable.

In 2011, no awards were made under the PRSOP plan to NEOs, with any awards due under the policy made under the cash based LTIP.

Cash Based LTIP

Awards made under the cash based LTIP are in the form of Stock Equivalent Units (“SEUs”). There are two types of SEU awards which can be made under the plan.

1.	SEUs granted at market value. These can be cashed after three years and expire ten years after grant.

2.	SEUs granted at no cost. These can be cashed after three years, provided that specific performance criteria are met. These performance criteria are set at the time of grant by the Compensation Committee and are designed to be stretch targets which focus on delivery of high performance and enhancing stockholder value. The criteria for awards made in 2011 are based on total stockholder return measured over a three year period starting with the financial year of the date of grant and on the relative performance of the Corporation versus competitors as measured by the share price performance over a three year period versus the Russell 2000 index. The following levels of growth must be achieved before awards vest:

Compound growth in Total Stockholder Return (“TSR”) per annum	Proportion of the 75% allocated to TSR vesting
3%	100%
2%	75%
1%	50%
Less than 1%	0% (nil)

Innospec Share price performance versus Russell 2000 Index	Proportion of the 25% allocated to relative performance vesting
100%	100%
95%	75%
90%	50%
Less than 90%	0% (nil)

Awards vest on a straight line basis between each threshold. For example, a compound growth in TSR of 2.5% per annum would result in 87.5% of the options vesting.

The performance criteria set in any one year are normally used for both awards made under the cash based LTIP and for any stock option awards under the PRSOP plan.

The value of the SEU once vested will be equal to the closing stock price of the Corporation on the date it is cashed. The grants of SEUs are issued on a date set by the Compensation Committee each year. This is usually after the public announcement of the annual financial results. The Committee determines the grant date to be used in advance and the stock price used is typically the closing stock price at the end of the day prior to the agreed grant date.

If participants cease to be employed with the Corporation prior to the end of the vesting period, the SEUs will lapse unless the Compensation Committee determines otherwise.

The cash based LTIP is used together with the equity based awards under the CSOP and PRSOP plans to deliver an overall long-term incentive award in line with the grant policy as detailed below. The Compensation Committee have determined that in order to help manage option utilization rates and burn rates, the level of option grants in any one year should be restricted to a burn rate of no more than 1% of the Corporation’s stock outstanding with the balance of long-term incentives provided for under the policy bridged using the cash based LTIP. The cash based LTIP was utilized in this way in both 2009 and 2010.

In 2011, the Committee determined that the long-term incentive awards would consist entirely of awards under the cash based plan, due to the limited number of stock available to be issued under the equity plans.

Grant Policy

In setting the policy for these plans, the Compensation Committee considers market median practice in both the U.S. and the U.K., given the number of executives who are based in the U.K. The grant policy is as follows:

	Grants of CSOPs and SEUs at market price as % of base salary	Grants of PRSOPs and zero priced SEUs as % of base salary
Chief Executive Officer	30%	90%
Executive Officers	20%	55%

The Compensation Committee have determined that from 2012, 75% of the awards due under the policy will be made in the form of option grants under the CSOP and PRSOP plans, with the remaining 25% made in the form of SEUs subject to the requirement to restrict the level of option grants in any one year to a burn rate of no more than 1% of the Corporation’s stock outstanding.

The Compensation Committee determines the actual levels of grant utilizing the following matrices taking account of personal performance where:

Rating 1	=	Outstanding performance	-	150% of policy is granted
Rating 2	=	Exceeding expectations	-	125% of policy is granted
Rating 3	=	Good performance	-	100% of policy is granted
Rating 4 or 5	=	Below Expectations	-	No grant is made

This gives the following matrix for grant awards:

Chief Executive Officer			Executive Officers
Performance rating	Grants of CSOPs and market price SEUs as % of base salary	Grants of PRSOPs and zero priced SEUs % of base salary	Performance rating	Grants of CSOPs and market price SEUs as % of base salary	Grants of PRSOPs and zero priced SEUs % of base salary
1	45	135	1	30	82.5
2	37.5	112.5	2	25	68.75
3	30	90	3	20	55
4	0	0	4	0	0
5	0	0	5	0	0

The performance of the Executive Officers, other than the CEO, is assessed by the CEO and the Compensation Committee. The CEO recommends a rating to the Compensation Committee. The Compensation Committee reviews these and separately assesses the performance of the CEO and makes a final recommendation on performance ratings to the full Board for approval. This provides for a rigorous performance-related grant policy, in addition to the performance elements of the grants themselves.

In 2011, Mr. P. Williams was rated as 1 for his 2010 performance and as such was eligible for long-term incentive awards at 150% of the policy levels for this role. In the case of the other NEOs, based on the assessment of their individual performance, as approved by the Compensation Committee, Dr. McRobbie was eligible for awards at 150% of the policy levels and Mr. Cleminson, Dr. Boon, Dr. Hessner and Mr. Hartley were eligible for awards at 125% of the policy level.

Exceptional Stock Option Awards

The Compensation Committee also has the discretion to grant options outside of the stated policy to reflect extraordinary corporate performance. In addition, the Compensation Committee has the discretion to grant options outside of the standard policy levels and annual grant process for retention or recruitment purposes. In 2009, in line with normal market practice, the Compensation Committee recommended that as part of his overall compensation package on appointment as President and CEO, Mr. P. Williams should be awarded options under both the CSOP and PRSOP plans in order to align his interests with those of stockholders and, as CEO, to drive the long-term performance of the Corporation. This was approved by the Board and Mr. P. Williams was granted 90,000 options at market price under the CSOP plan, with 30,000 available for exercise after three years, 30,000 available after four years and the remaining 30,000 available for exercise after five years. In addition, Mr. P. Williams was granted 60,000 options at no cost under the PRSOP plan, 45,000 of which vested after two years and 15,000 vest after three years, subject in both cases to still being employed by the Corporation and not under notice of termination of employment on the vesting date and assessed as achieving a good performance in each year from grant date to vesting date.

Retention Program

In 2009, the Board and the Compensation Committee recognized one of the key risks facing the Corporation at the time was the retention of certain key Executive Officers given the particular challenges the Corporation faced then and could face in the future. Accordingly, a retention program has been put in place for a small number of key Executive Officers, where their skills and experience are viewed as critical to the future success of the Corporation, in order to ensure continuity of the senior team and maintain focus on the long-term goals of the Corporation. Under this program, Mr. Cleminson and Dr. Boon were granted options under the PRSOP plan, at zero cost. For each participant, a proportion of the options granted under this program will vest after three years, with the remainder vesting after four years, subject in both cases to still being employed by the Corporation and not under notice of termination of employment on the vesting date and assessed as achieving a good performance in each year from grant date to vesting date. Dr. McRobbie and Dr. Hessner were also included in the retention program and instead of stock options, were awarded SEUs with the same vesting schedule and performance criteria.

Exceptional Performance

An additional LTIP designed to reward selected Executive Officers for delivering exceptional performance has been recommended by the Compensation Committee, working with its advisors, and approved by the Board in September 2007. Under this plan, a discretionary bonus will be payable to eligible Executive Officers if the Corporation’s stock price performance out-performs that of competitors, as measured by the Russell 2000 Index, by a minimum of 10% over the five years from January 2008 to December 2012. The amount of bonus which can be earned will be a set cash amount for each one percentage point of such out-performance. The maximum bonus under this plan will be payable in the case of an out-performance versus the Russell 2000 Index of 30%. No bonus is payable under this plan if the Corporation’s stock price does not out-perform the

Russell 2000 Index by more than 10% over the five year period or the Russell 2000 Index falls in value over the same period. Participants in this plan must still be in employment with the Corporation at the end of the period in order to be eligible to receive any payment under this plan. Eligibility for participation in the plan is at the discretion of the Compensation Committee subject to approval by the Board.

Mr. P. Williams, the CEO, is the only Executive Officer eligible for participation under this plan. The amount of bonus earned for each one percentage point of out-performance will be $400,000. This amount was set at a level which would be an incentive for the participants and the cap on the maximum payable ensures that the maximum cost of the plan is limited. Based on the relative performance of the Corporation’s stock price versus the Russell index over the period since the plan was introduced to December 31, 2011, the maximum payment of $8,000,000 would be due under this plan. The absolute amount of any payment will however not be determined until January 2013 at which time payment may be zero if the relative performance at that time is less than 110% of the Russell 2000 Index. The Compensation Committee does not expect any other Executive Officers to be eligible to participate in this plan in the future.

Stock Ownership Guidelines

To further align stockholder and Executive Officer interests, the Corporation has adopted a minimum stockholding requirement for the Executive Officers. All Executive Officers are required to acquire and hold stock valued at the equivalent of one times base salary. This level of stockholding must be reached within an agreed number of years from appointment. For example, in the case of the CEO, this is four years from the date of his appointment into his position. Only stock which is registered in the Executive Officer’s name are taken into account for these purposes. Unvested equity awards are not taken into account. At the end of 2011, the stockholding of the CEO equated to 430% of his year end salary using the average stock price during 2011 of $28.47. The stockholding of each of the other NEOs was also greater than 100% of their year end salary using the same average stock price for 2011.

Other Benefits and Perquisites

These are provided as appropriate and are set by reference to median market practice. They generally consist of pension arrangements, company car or car allowance, life, disability and medical cover. There are no non-qualified deferred compensation plans. Full details are set out in the table “All Other Compensation”, following the Summary Compensation Table.

Post-termination Compensation

Post-termination arrangements vary depending on the nature of the termination event and are designed to be in accordance with U.S. and U.K. market norms, depending on where the Executive is based. Full details are set out in the footnotes to the Post Employment Payments table.

U.S. Tax Matters

Internal Revenue Code (IRC) Section 162(m) generally limits the deductibility of compensation paid to our Executive Officers to $1,000,000 during any fiscal year unless such compensation is “performance-based” under Section 162(m). The Corporation intends to structure its compensation arrangements in a manner that would comply with Section 162(m). However, the Compensation Committee maintains the flexibility to pay non-deductible compensation if they believe it is in the best interest of the Corporation and its stockholders.

In addition, IRC Section 409A imposes restrictions on nonqualified deferred compensation plans. The deferred compensation plans maintained by the Corporation are structured to either be exempt from the requirements of IRC Section 409A or, if not exempt, to satisfy the requirements of IRC Section 409A, and the Corporation has reviewed and, where appropriate, has amended each of its deferred compensation plans to meet the requirements of IRC Section 409A.

COMPENSATION COMMITTEE REPORT

The Compensation Committee assists the Board of Directors in its oversight of the Corporation’s compensation process. The Compensation Committee’s responsibilities are more fully described in its charter, which is accessible on Innospec’s website at www.innospecinc.com/corporategovernance.

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Corporation’s 2012 Proxy Statement and incorporated by reference into the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. This report is provided by the following independent Directors, who comprise the Committee.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Corporation specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under the Securities Act or the Exchange Act.

THE COMPENSATION COMMITTEE

JOACHIM ROESER, Chair

MILTON C. BLACKMORE

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

Name and Principal Position		Year	Salary	Bonus	Stock Awards	Option Awards	Non Equity Incentive Compensation	Change in Pension fund value and other deferred benefits	All Other Compensation	Total
(1)				(5)	(6)	(7)	(8)	(9)	(10)
			($)	($)	($)	($)	($)	($)	($)	($)
Mr. Patrick S. Williams	(2)	2011	801,923	0	486,140	127,872	1,177,312	0	83,201	2,676,448
President and Chief Executive Officer		2010	763,461	300,000	484,625	629,412	1,121,250	0	75,900	3,374,648
		2009	675,280	0	87,739	584,071	1,046,500	0	89,029	2,482,619
Mr. Ian P. Cleminson		2011	307,670	0	103,230	25,094	284,660	0	94,950	815,604
Executive Vice President and Chief Financial Officer		2010	293,412	250,000	112,748	153,426	275,033	483,249	79,684	1,647,552
		2009	257,522	0	27,330	290,825	238,054	188,064	41,558	1,043,353
Dr. Philip J. Boon	(3)	2011	274,895	0	92,234	11,055	229,013	89,503	88,948	785,648
Executive Vice President, Business Operations		2010	264,192	225,000	105,903	142,351	223,614	368,641	84,606	1,414,307
		2009	240,930	0	16,264	283,517	234,714	206,110	42,259	1,023,794
Dr. Ian M. McRobbie		2011	244,210	0	98,316	19,926	225,946	80,404	78,287	747,089
Senior Vice President, Research and Technology		2010	234,702	175,000	94,087	130,727	218,304	0	71,537	924,357
		2009	221,041	0	222,334	32,600	204,024	318,126	52,898	1,051,023
Dr. Catherine Hessner		2011	221,807	0	74,417	18,061	205,219	52,028	77,749	649,281
Senior Vice President, Human Resources		2010	214,303	0	73,625	107,457	198,276	109,383	70,513	773,557
		2009	207,547	0	220,833	30,611	187,405	162,760	47,935	857,091
Mr. Andrew Hartley	(4)	2011	192,802	0	62,364	15,104	0	52,165	536,761	859,196
Vice President and General Counsel		2010	179,569	0	61,684	87,098	166,139	77,217	52,236	623,943
		2009	173,613	0	19,151	23,243	157,028	135,919	24,078	533,032

Footnotes to Summary Compensation Table

1.	Mr. P. Williams is paid in U.S. dollars (“USD”). All the other Executive Officers above are paid in pounds sterling. For the purposes of the Summary Compensation table, an exchange rate of 1.6105 is used for 2009, 2010 and 2011, being the average exchange rate for 2011. The Corporation does not provide restricted stock awards.

2.	Mr. P. Williams was appointed as President, CEO and Director of the Corporation on April 2, 2009, having previously served as Executive Vice President, Fuel Specialties for the Corporation.

3.	Dr. Boon was appointed as Executive Vice President, Business Operations on June 1, 2009, having previously worked for the Corporation as Regional Director, EMEA for all three business units (Fuel Specialties, Active Chemicals and Octane Additives).

4.	Mr. Hartley’s employment with the Corporation terminated on December 31, 2011, by way of redundancy. As a result, Mr. Hartley received a total severance payment of $473,897, which is included in “All Other Compensation” above. The total severance payment included a payment of $210,697 in lieu of notice and other contractual payments, $158,518 in lieu of bonus payment for 2011 and a redundancy payment of $104,682.

5.	As noted in the Compensation Disclosure and Analysis, in 2010 the Corporation awarded a number of one off exceptional bonus awards to promote the retention of key senior management and in recognition of the outstanding business results which had been achieved over the previous two years. As a result, Mr. P. Williams, Mr. Cleminson, Dr. Boon and Dr. McRobbie received discretionary bonuses (which were specified in USD), the amounts of which are detailed under Bonus in the Summary Compensation Table above.

6.	As part of the cash based LTIP and the retention plan, all the Executive Officers were awarded a number of SEUs in lieu of stock option awards. The SEUs have been valued in the same way as the option awards using the number of SEUs awarded and the grant date fair value for each award made in the year. For further information on the assumptions underlying these grant date fair values refer to Note 4 of the Consolidated Financial Statements contained in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011. The amount awarded to each individual has been included under stock awards in the Summary Compensation table.

7.	The value of the option awards for all Executive Officers listed above are determined using the number of options awarded and the grant date fair value for each option award made in the year. The grant date fair values on Corporation stock options are calculated using the Black-Scholes model, with reference to the underlying stock price, option exercise price, volatility of the Corporation’s stock price, risk free rate and expected dividend yield. For options with additional characteristics, such as vesting criteria linked to stock market indices or stock price performance, a Monte Carlo simulation is used to model the range of potential outcomes. For further information on the assumptions underlying these grant date fair values refer to Note 4 of the Consolidated Financial Statements contained in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011.

8.	The Non-Equity Incentive Compensation for all Executive Officers listed above relates to incentive compensation earned for the stated year under the MICP. In the case of Dr. Boon, the figures for 2010 and 2009 also include payments of $48,315 and $25,768 respectively which he received under a two year incentive compensation plan based on achievement of results for the Active Chemicals business unit, which he was eligible to participate in prior to his appointment to his current role.

9.	Mr. Cleminson, Dr. Boon, Dr. McRobbie, Dr. Hessner and Mr. Hartley were members of a defined benefit (final salary) pension plan, the Innospec Limited Defined Benefit Pension Plan (the “Plan”) until March 31, 2010 when the Plan closed to future service accrual. Mr. Cleminson subsequently transferred his benefits out of the Plan during 2010 and as a result, he does not have any further benefits due under the Plan. Under the Plan, Dr. Boon, Dr. McRobbie, Dr. Hessner and Mr. Hartley have the right to receive a pension on retirement of 1/57 of their pensionable salary for each year of service. In the case of Dr. Boon, Dr. Hessner and Mr. Hartley, the amount of their annual salary which is defined as pensionable under this Plan was capped and at the time the Plan closed, this cap was set at $199,057. Salary in excess of this is not pensionable. Dr. McRobbie was not subject to the cap on pensionable salary as he joined the Plan prior to the introduction of the cap. As a result, Dr. McRobbie’s pensionable salary was his full base salary at the time the Plan closed. The values stated under the change in pension value and other deferred benefits relate to the increase in the qualified pensions in the Plan only. There are no non-qualified pension benefits for the NEOs.

10.	The amounts reflected under “All Other Compensation” for 2011 are identified in the All Other Compensation Table below.

ALL OTHER COMPENSATION

Name and Principal Position		Car Allowance	Lease Car Costs	Pension Allowance	Pension Contribution	Healthcare	Insurances	Other	Total
		(1)		(3)	(2)	(4)	(4)	(5,6)
		($)	($)	($)	($)	($)	($)	($)	($)
Mr. Patrick S. Williams
President and Chief Executive Officer	2011	0	0	0	56,913	15,949	552	9,787	83,201
Mr. Ian P. Cleminson
Executive Vice President and Chief Financial Officer	2011	21,983	0	20,707	40,825	2,383	9,052	0	94,950
Dr. Philip J. Boon
Executive Vice President, Business Operations	2011	21,983	0	14,152	40,825	2,383	6,280	3,325	88,948
Dr. Ian M. McRobbie
Senior Vice President, Research and Technology	2011	21,983	0	0	48,841	1,907	5,556	0	78,287
Dr. Catherine Hessner
Senior Vice President, Human Resources	2011	21,983	0	3,535	40,825	2,383	9,023	0	77,749
Mr. Andrew Hartley
Vice President and General Counsel	2011	21,983	0	0	37,470	2,383	1,028	473,897	536,761

Footnotes to All Other Compensation Table

1.	Executive Officers based in the U.K. are entitled to a leased company car or an allowance in lieu of a car. The allowance is set at £13,650 ($21,983) per annum. Mr. Cleminson, Dr. Boon, Dr. McRobbie, Dr. Hessner and Mr. Hartley all elected to receive the allowance in 2011.

2.	The Corporation also provides a number of defined contribution pension plans for employees. The amount paid into these plans in 2011 for the NEOs is detailed above under Pension Contribution in the All Other Compensation table.

3.	For U.K. based Executive Officers, where pensionable salary is subject to a cap, Executive Officers receive a salary supplement of 20% in lieu of pension for any salary above the pensions cap. Any supplement paid is taxable. For 2011, the pensions cap was set at $205,821. The amount paid to individuals is detailed under Pension Allowance in the All Other Compensation table.

4.	The NEOs are eligible for healthcare insurance and life and disability insurance through programs which are available to substantively the majority of salaried employees in the relevant business unit. The cost of these insurances is detailed under Healthcare and Insurances respectively in the All Other Compensation table.

5.	Mr. Hartley’s employment with the Corporation terminated on December 31, 2011, by way of redundancy. As a result, Mr. Hartley received a total severance payment of $473,897, which is included in “Other” above. The total severance payment included a payment of $210,697 in lieu of notice and other contractual payments, $158,518 in lieu of bonus payment for 2011 and a redundancy payment of $104,682.

6.	In general, any perquisites provided for any of the NEOs are generally available on a non-discriminatory basis to all employees in that business unit. Other than where specified below, where any perquisites and personal benefits are provided to a NEO which are not generally available on a non-discriminatory basis to all employees in that business unit, their total value for any NEO was less than $10,000 in the year ended December 31, 2011. In the case of Mr. P. Williams and Dr. Boon, they receive payments of $8,354 and $3,325 respectively relating to 50% of the cost of a country/golf club membership. Mr. P. Williams is also provided with home internet service to allow him to work from home to the value of $808, airline tickets for his wife to accompany him on a business trip to the value of $205 and garage facilities to the value of $420. These perquisite payments are detailed under “Other” in the “All Other Compensation” table.

Employment Agreements

Each of the NEOs has an employment agreement with the Corporation. Under these agreements, the Corporation can terminate the agreement by giving one year’s notice to the NEO. In the case of Mr. P. Williams, he can terminate the agreement by giving the Corporation one year’s notice, while the other NEOs are required to give the Corporation six months’ notice if they wish to terminate the agreement. The employment agreement for each of the NEOs also includes a Change of Control clause which is described in more detail in the narrative following the Post Employment Payments table.

In addition, under the employment agreement, Mr. P. Williams is entitled to a target bonus under the MICP of 65% of his base salary, with a potential maximum bonus of 149.5%. All other NEOs have a target bonus of 40% with a potential maximum of 92% of base salary. Each NEO is also entitled to participate in the LTIP which has been described in more detail, including grant policy for different NEOs, in the Compensation Discussion and Analysis section, above.

Each NEO is also able to participate in the pension arrangements relevant for the business unit and country where they are based. In the case of Mr. P. Williams, he participates in a Defined Contribution plan in line with other U.S. based employees and details of the amount paid into the plan are provided in the Summary Compensation table. As noted in the Summary Compensation table, Mr. Cleminson, Dr. Boon, Dr. McRobbie, Dr. Hessner and Mr. Hartley were able to participate in the Plan until its closure to future service accrual on March 31, 2010 and this is described more fully in the narrative following the Pension Benefit table below. After that date, they participated in a Defined Contribution plan in line with other U.K. based employees and details of the amounts paid into this plan are provided in the All Other Compensation table.

The employment agreements for each NEO also provide medical insurance and life and disability insurance through programs which are available to the majority of salaried employees in the relevant part of the business unit. The costs of these insurances are provided in the footnotes to the All Other Compensation table.

In addition, under their employment agreement, each of the NEOs, including the CEO and the CFO, is subject to a twelve month non-solicitation period, with respect to customers and employees, and a twelve month non-compete period, from the date their employment with the Corporation ends.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2011

Name and Principal Position	Grant Date	Estimated Future Payouts Under Equity Plan Awards			All other Stock Awards: No. of Securities	All other Options Awards: No. of Securities	Exercise or Base Price of Option Awards	Market price of Option Awards	Grant Date Fair Value of Stock and Option Awards
							($)	($)	($)
		Threshold	Target	Maximum
Mr. Patrick S. Williams President and Chief Executive Officer	02/25/11	-	-	-	4,800	-	0.000	27.110	127,872

Mr. Ian P. Cleminson Executive Vice President and Chief Financial Officer	02/25/11	-	-	-	942	-	0.000	27.110	25,095

Dr. Philip J. Boon Executive Vice President, Business Operations	02/25/11	-	-	-	415	-	0.000	27.110	11,056

Dr. Ian M. McRobbie Senior Vice President, Research and Technology	02/25/11	-	-	-	748	-	0.000	27.110	19,927

Dr. Catherine Hessner Senior Vice President, Human Resources	02/25/11	-	-	-	678	-	0.000	27.110	18,062

Mr. Andrew Hartley Vice President and General Counsel	02/25/11	-	-	-	567	-	0.000	27.110	15,105

Commentary on Grants Based Awards Table

●

Details of the grant policy and performance criteria for the awards made in 2011 are covered earlier in the Compensation Discussion and Analysis. There are no estimated future payouts under Non-Equity Incentive Plan awards.

●	The Grants of Plan Based Awards table details awards made under the following plan:

The Co-Investment Plan. The NEOs are required to use part of their annual incentive compensation to buy stock in the Corporation and an award of matching stock is made. In order to receive the matching stock, Executive Officers must remain employed with the Corporation and continue to hold the stock they purchased with their bonus. The stock awards detailed in the table under “All Other Stock Awards” relates to the matching stock awarded under this scheme.

No grants were made in 2011 under the PRSOP or CSOP plans.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2011

Name and Principal Position	Number of Securities Underlying Un- Exercised Options Exercisable	Number of Securities Underlying Un- Exercised Options Un-Exercisable	Equity Incentive Plans Awards: Number of Securities Underlying Un- Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
				($)			($)	($)
Mr. Patrick S. Williams President and Chief Executive Officer					02/27/2019	5,675	159,297
					02/26/2020	11,760	330,103
					02/25/2021	4,800	134,736
	3,052			27.09	02/21/2017
	9,347			20.23	02/20/2018
		14,277		4.62	03/24/2019
		30,000		4.07	02/04/2019
		30,000		4.07	02/04/2019
		30,000		4.07	02/04/2019
		12,953		10.38	02/17/2020
		513		14.03	10/18/2020
			37,120	0.00	03/24/2019
			15,000	0.00	04/02/2019
			54,046	0.00	02/17/2020
			15,000	0.00	04/02/2019
			54,046	0.00	02/17/2020
Mr. Ian P. Cleminson Executive Vice President and Chief Financial Officer					02/26/2020	2,375	66,666
					02/25/2021	942	26,442
		4,104		4.62	03/24/2019
		3,213		10.38	02/17/2020
		1,248		11.40	10/18/2020
			11,285	0.00	03/24/2019
			10,000	0.00	09/01/2019
			10,000	0.00	09/01/2019
			12,291	0.00	02/17/2020
Dr. Philip J. Boon Executive Vice President, Business Operations					02/26/2020	1,981	55,607
					02/25/2021	415	11,649
	800			27.09	02/21/2017
		3,139		4.62	03/24/2019
		3,019		10.38	02/17/2020
		1,248		11.40	10/18/2020
			6,279	0.00	03/24/2019
			8,000	0.00	06/02/2019
			12,000	0.00	06/02/2019
			5,000	0.00	09/01/2019
			11,546	0.00	02/17/2020
Dr. Ian M. McRobbie Senior Vice President, Research and Technology					02/26/2020	2,045	57,403
					02/25/2021	748	20,996
	3,140			9.89	02/18/2015
	3,060			9.97	02/13/2016
	1,654			27.09	02/21/2017
	3,699			20.23	02/20/2018
		3,693		4.62	03/24/2019
		2,682		10.38	02/17/2020
		1,248		11.40	10/18/2020
	9,170			0.00	02/13/2016
	2,544			0.00	02/20/2018
			10,156	0.00	03/24/2019
			10,257	0.00	02/17/2020

Name and Principal Position	Number of Securities Underlying Un- Exercised Options Exercisable	Number of Securities Underlying Un- Exercised Options Un-Exercisable	Equity Incentive Plans Awards: Number of Securities Underlying Un- Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
				($)			($)	($)
Dr. Catherine Hessner Senior Vice President, Human Resources					02/26/2020	1,845	51,789
					02/25/2021	678	19,031
	1,274			27.09	02/21/2017
		3,468		4.62	03/24/2019
		2,098		10.38	17/02/2020
		1,248		11.40	10/18/2020
			9,536	0.00	03/24/2019
			8,026	0.00	02/17/2020
Mr. Andrew Hartley Vice President and General Counsel					02/26/2020	1,547	43,424
					02/25/2021	567	15,916
	1,268			27.09	02/21/2017
		2,876		4.62	03/24/2019
		1,758		10.38	17/02/2020
		748		11.40	10/18/2020
			7,908	0.00	03/24/2019
			3,363	0.00	02/17/2020

With respect to non-vested or unearned performance based stock options, the number of shares reported in the table is based on achieving the maximum performance goals as in the previous fiscal year (2011) this was the performance achieved as detailed below:

•	8% increase in TSR per annum and relative performance of 110% of the Russell 2000 Index for those options which expire in March 2019
•	6% increase in TSR per annum for options which expire in February 2020

However, as Mr Hartley’s employment with the Corporation terminated on December 31, 2011, the number of shares reported for Mr. Hartley in the case of those which expire on February 17, 2020 is based therefore on the threshold level for the measures as these options lapsed in full on January 1, 2012 following the termination of his employment. The number of shares reported for Mr. Cleminson in the case of those which expire on September 1, 2019 is based on full achievement of the performance criteria as this is the expected outcome. The number of shares reported for Mr. P. Williams in the case of those which expire on April 2, 2019 are based on full achievement of the performance criteria as this is the expected outcome. The number of shares reported for Dr. Boon in the case of those which expire on June 2, 2019 and September 1, 2019 are based on the full achievement of the performance criteria as this is the expected outcome.

The market value of any shares which have not vested is calculated using the year end stock price of $28.07, as an indication.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2011

The following table provides information for the NEOs on stock option exercises during the fiscal year 2011, including the number of shares acquired on exercise and the value realized.

Name and Principal Position	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Exercise	Value Realized on Exercise
		$		$

Mr. Patrick S. Williams	15,800	424,704	2,000	52,735
President and Chief Executive Officer	6,076	163,323
	30,000	806,400
	5,270	119,251
	45,000	1,466,699

Mr. Ian P. Cleminson	1,070	28,633	3,300	87,012
Executive Vice President and Chief Financial Officer	2,653	70,994
	1,082	7,065
	2,776	18,127
	1,354	7,995

Dr. Philip J. Boon	4,530	118,218
Executive Vice President, Business Operations	1,700	27,424
	1,183	6,940
	817	21,321
	1,000	26,097

Dr. Ian M. McRobbie			3,900	102,833
Senior Vice President, Research and Technology

Dr. Catherine Hessner	2,013	54,109	1,200	31,641
Senior Vice President, Human Resources	8,820	248,783
	1,268	6,906
	1,659	9,036

Mr. Andrew Hartley	1,780	28,720	1,000	26,367
Vice President and General Counsel	989	5,805
	5,320	138,852
	200	5,220
	1,323	34,530
	934	7,874

The aggregate dollar amount realized on exercise of option awards was computed by calculating the closing price of all underlying common stock on the date of exercise, less the exercise price of the option, multiplied by the number of shares underlying the options exercised.

PENSION BENEFIT

Name and Principal Position	Plan Name	Number of years of credited service at 31 March 2010	Present Value of Accumulated Benefits
			$

Dr. Ian M. McRobbie Senior Vice President, Research and Technology	Innospec Limited Pension Plan	10.25	849,680

Dr. Philip J. Boon Executive Vice President, Business Operations	Innospec Limited Pension Plan	16.688	1,026,122

Dr. Catherine Hessner Senior Vice President, Human Resources	Innospec Limited Pension Plan	10.021	584,600

Mr. Andrew Hartley Vice President and General Counsel	Innospec Limited Pension Plan	8.832	499,812

The Plan closed to future service accrual on March 31, 2010 and therefore the number of years of credited service is based on service to March 31, 2010.

●

The Corporation operated the Plan for relevant employees based in the U.K. The Plan was available to all employees in the U.K., but closed to future service accrual for all members on March 31, 2010. Mr. Cleminson, Dr. McRobbie, Dr. Boon, Dr. Hessner and Mr. Hartley were members of this Plan on that date. Mr. Cleminson transferred his benefits out of the Plan during 2010 and as a result, Mr. Cleminson does not have any further benefits due under the Plan. The Corporation does not participate in any other defined benefit pension arrangements in respect of any of the NEOs. The Defined Benefit Pension table therefore covers the Plan only.

●

The Plan provides a pension on retirement of 1/57 of pensionable salary for each year of service. The amount of annual salary which is defined as pensionable under the Plan is capped and at the time the plan closed, this cap was set at $199,057. In the case of Dr. Boon, Dr. Hessner and Mr. Hartley, salary in excess of this was not pensionable. Dr. McRobbie was also a member of this Plan but is not subject to the cap on pensionable salary as he joined the Plan prior to the introduction of the cap. As a result, Dr. McRobbie’s pensionable salary was his full base salary.

●	Pensionable salary under the Plan is defined as base salary only, up to the pensions cap where relevant. Any bonus payments or supplementary payments are not treated as pensionable.

●

Under the rules of the Plan, normal retirement age is 65 although members can retire at 60 without an actuarial reduction. Retirement between the ages of 55 and 60 is permitted, but the pension payable is reduced by an amount determined by the actuarial advisors to the Trustees of the Plan. If a member of the Plan is made redundant by the Corporation and is already aged 50 or over, then, under the rules of the Plan, they are able to take their pension immediately without any actuarial reduction. If, however, a member was under 50 at the time of severance, they would be entitled to unreduced pension benefits from age 55. From April 2010, the minimum age from which pension benefits can be paid increased to 55 (with the exception of certain members protected under U.K. pension legislation). Dr. Boon, Dr. McRobbie, Dr. Hessner and

Mr. Hartley are classed as protected members and are therefore unaffected by the change in April 2010. Any benefit paid would be in the normal form payable by the Plan, namely a monthly pension with an option to surrender part of this pension for a tax free lump sum, in line with U.K. tax regulations.

●

If an individual chooses to transfer benefits into the Plan from another plan, they will be provided with a service credit in lieu of the transferred in benefits. The amount of service credit given is calculated by the actuaries on behalf of the Trustees of the Plan and is designed to be cost neutral to the Plan. The right to transfer is subject to the approval of the Trustees of the Plan, who have determined that with effect from April 1, 2010 no further transfers in will be accepted following the closure of the Plan to future service accrual.

●

Dr. Boon joined the Plan on June 21, 1997 and received a service credit of 4.021 years in lieu of transferred in benefits. This is included in the figure for total credited service and equates to an additional present value accumulated benefit of $247,246 which is included in the figure for the Present Value of Accumulated Benefit in the table. Dr. McRobbie joined the Plan on January 1, 2002 and received a service credit of 2.000 years in lieu of transferred in benefits from another plan. This is included in the total credited service in the table and equates to $165,791 of additional present value accumulated benefit which is included in the total Present Value of Accumulated Benefit in the table above. Dr. Hessner joined the Plan on July 1, 2004 and received a service credit of 4.271 years in lieu of transferred in benefits. This is included in the total credited service in the table and equates to $249,159 of additional present value accumulated benefit which is included in the total Present Value of Accumulated Benefit in the table above. Mr. Hartley joined the Plan on October 1, 2008 and received a service credit of 7.292 years lieu of transferred in benefits. This is included in the figure for total credited service and equates to an additional present value accumulated benefit of $412,662 which is included in the figure for the Present Value of Accumulated Benefit in the table above. Mr. Hartley took the benefits due to him under the Plan on January 1, 2012 and the Present Value of Accumulated Benefits in his case has been calculated using the actual retirement benefits he took.

●	The Corporation does not provide any non-qualified deferred compensation programs.

●	The present value of accumulated benefits as at December 31, 2011 has been calculated using the following principal assumptions:

Discount rate	4.75% per annum

Post retirement pension increases	2.15% per annum based on CPI on pensions in excess of the Guaranteed Minimum Pension (GMP). GMP is assumed to increase in line with statutory requirements.

Pre retirement decrements	Individuals are assumed to remain in service and retire at the earliest age at which they can take their full pension benefits unreduced in normal health and circumstances. In the case of Dr. McRobbie, he is assumed to take an immediate pension on December 31, 2011 as he is currently over age 60.

Post retirement mortality	Self Administered Pension Schemes (“SAPS”) Heavy tables with an age rating of - 2 years for males and - 1 year for females. The calculations also include allowance for improvements to mortality rates in the future in line with Medium Cohort improvements and subject to a minimum improvement of 1.25% per annum.

Commutation	At retirement, individuals are assumed to commute 20% of their benefits in exchange for a cash lump sum based on the current factors in force.

POST EMPLOYMENT PAYMENTS

The following table quantifies the potential payments upon termination or change of control that any of our NEOs would receive assuming that the relevant termination event had occurred on December 31, 2011.

Name and Principal position	Benefit	Retirement	Termination without cause	Termination in event of Change of Control	Death in Service
		($)	($)	($)	($)
Mr. Patrick S. Williams President and Chief Executive Officer	Cash Severance - Salary and benefits	0	787,500	1,575,000	0
	Cash Severance - Bonus	0	511,875	1,023,750	0
	Vested Stock options	76,287	76,287	76,287	76,287
	Unvested Stock options	3,297,052	3,297,052	11,311,911	9,628,343
	Life Assurance	0	0	0	984,375
	Total	3,373,339	4,672,714	13,986,948	10,689,005
Mr. Ian P. Cleminson Executive Vice President and Chief Financial Officer	Cash Severance - Salary and benefits	0	331,397	662,794	0
	Cash Severance - Bonus	0	123,765	247,530	0
	Vested Stock options	0	0	0	0
	Unvested Stock options	323,677	323,677	2,790,111	2,284,538
	Life Assurance	0	0	0	1,856,484
	Total	323,677	778,839	3,700,435	4,141,022
Dr. Philip J. Boon Executive Vice President, Business Operations	Cash Severance - Salary and benefits	0	298,437	596,874	0
	Cash Severance - Bonus	0	110,581	221,162	0
	Vested Stock options	788	788	788	788
	Unvested Stock options	276,048	276,048	2,370,520	2,066,529
	Life Assurance	0	0	0	1,658,721
	Total	276,836	685,854	3,189,344	3,726,038
Dr. Ian M. McRobbie Senior Vice President, Research and Technology	Cash Severance - Salary and benefits	0	267,578	535,156	0
	Cash Severance - Bonus	0	98,238	196,476	0
	Vested Stock options	143,156	143,156	471,968	471,968
	Unvested Stock options	284,783	284,783	2,388,040	1,933,078
	Life Assurance	0	0	0	1,473,568
	Total	427,939	793,755	3,591,640	3,878,614
Dr. Catherine Hessner Senior Vice President, Human Resources	Cash Severance - Salary and benefits	0	245,049	490,098	0
	Cash Severance - Bonus	0	89,226	178,452	0
	Vested Stock options	1,255	1,255	1,255	1,255
	Unvested Stock options	250,819	250,819	2,135,660	1,708,467
	Life Assurance	0	0	0	1,338,393
	Total	252,074	586,349	2,805,465	3,048,115
Mr. Andrew Hartley Vice President and General Counsel	Cash Severance - Salary and benefits	0	315,379	421,394	0
	Cash Severance - Bonus	0	158,518	150,971	0
	Vested Stock options	1,249	1,249	1,249	1,249
	Unvested Stock options	203,983	560,764	1,423,075	1,068,809
	Life Assurance	0	0	0	1,132,281
	Total	205,232	1,035,910	1,996,689	2,202,339

●

Mr. Hartley’s employment with the Corporation terminated on December 31, 2011. Accordingly, the information included for Mr Hartley under the termination without clause section relates to the actual elements received by Mr Hartley upon termination of his employment.

●	In the case of resignation or dismissal for cause, none of the NEOs would be entitled to any post employment payments from the Corporation.

●

The NEOs are treated in line with all other employees in the event of retirement or change of control in terms of payments relating to stock options. In the case of retirement, under the rules of the CSOP, any CSOP options granted will vest and become exercisable; whilst under the rules of the PRSOP, options which have not vested will lapse. The value of any stock options which will become exercisable under each scenario, using the 2011 year end stock price of $28.07, is included in the table above, as an indication.

●

The employment agreement for each NEO includes a change in control clause. This specifies that, in the event of a change in control of the Corporation, if the Corporation terminates the Executive within twelve months of the change of control, or if the Executive terminates his employment within twelve months for good cause, the Executive will be entitled to a compensation payment. If the Corporation terminates the employment of the Executive during this period, the payment is calculated as twenty four months compensation defined as base salary, bonus at target and any car allowance from the date of notice of termination. If the Executive terminates his employment, the payment is calculated as twenty four months compensation, defined as above, from the date of the change of control. In addition, under the rules of the stock option plans, all options would vest on the change of control. The NEOs are treated in the same way as other employees who hold options under the plans. Change of control is deemed to have occurred if a person or group becomes the beneficial owner of 30% or more of the combined voting power of the Corporation; there is a consolidation or merger and the Corporation is not the surviving Corporation; the stockholders of the Corporation approve plans or proposals for a liquidation or dissolution of the Corporation or, if following a cash offer or merger, the members of the Board cease to constitute a majority of the Board. The amounts detailed in the Post Employment Payments table include the compensation payments and the value of any stock options which will become exercisable in these scenarios, using the year end stock price of $28.07 as an indication.

●

NEOs based in the U.K. are provided with life assurance cover at six times their base salary if they die in service. In the case of the Executive Officer based in the U.S., the death in service cover is 1.25 times base salary. The amount of these potential payments for each NEO is included in the table above, as an indication.

●

If the Corporation terminates the employment of an Executive without cause, the Executive would normally be eligible for a severance payment to cover loss of salary and other direct compensation for the duration of the notice period specified in their employment agreement. All the NEOs have a twelve month notice period. In addition, in line with the rules of the share option plans, any CSOP options would vest and the Executive would have twelve months from the date of termination to exercise these and any vested options under any of the share plans. With regards to the options, the NEOs are treated the same way as other employees who hold options under the plans. The amounts detailed in the post employment payments table include the severance payments and the value of any share options which will become exercisable, using the year end stock price of $28.07.

Director Compensation

DIRECTOR COMPENSATION FOR FISCAL 2011

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Stock Incentive Compensation	All Other Compensation	Total
	$	$	$			$
Mr. Hugh G. C. Aldous	100,950	8,052	28,336	-	-	137,338
Dr. Robert E. Bew	225,850	28,222	28,336	-	-	282,408
Mr. Milton C. Blackmore	95,300	9,682	29,822	-	-	134,804
Mr. Martin M. Hale	107,200	8,052	28,336	-	-	143,588
Mr. Robert I. Paller	73,200	8,052	28,336	-	-	109,588
Mr. Joachim Roeser	89,300	8,052	28,336	-	-	125,688

Under the NED Stock Plan (“NEDSP”), the NEDs are required to take one quarter of their annual retainer fee in stock in the Corporation. This is taken at market price on the date issued and the NEDs are required to hold the stock as long as they remain a NED.

During fiscal year 2011 the NEDs received the following compensation:

●	An annual retainer of $140,000, paid quarterly, to Dr. Bew, as Chairman of the Board;

●	Dr. Bew received an annual retainer of $5,000 as a member of the Audit Committee;

●	An annual retainer of $40,000, paid quarterly, for all other NEDs;

●	Mr. Roeser received an annual retainer of $6,000 as Chairman of the Compensation Committee;

●	Mr. Hale received an annual retainer of $16,000 as Chairman of the Audit Committee;

●	Mr. Aldous received an annual retainer of $6,000 as Chairman of the Nominating and Corporate Governance Committee as well as receiving an annual retainer of $5,000 as member of the Audit Committee;

●	Each NED receives a daily fee of $2,500 for each Board Meeting attended;

●	Each NED receives a daily fee of $1,800 for each Committee Meeting attended and for special assignments;

●	Each NED also receives an annual grant of stock options equal to $45,000, based on the closing share price for Corporation stock on the date prior to grant;

●

Each Director is entitled to reimbursement for his reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board of Directors or its Committees and related activities;

●

The values of the option awards for the Directors included in the Director’s Compensation table is determined using the number of options awarded and the grant date fair value for each option award made in the year. The grant date fair values on the Corporation’s stock options are calculated using the Black-Scholes model, with reference to the underlying stock price, option exercise price, volatility of the Corporation’s stock price, risk free rate and expected dividend yield. For options with additional characteristics, such as vesting criteria linked to stock market indices or stock price performance, a Monte Carlo simulation is used to model the range of potential outcomes. For further information on the assumptions underlying these grant date fair values refer to Note 4 of the Consolidated Financial Statements contained in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011.

In 2011, the Compensation Committee reviewed the competitiveness of the director compensation program, and as part of this conducted a benchmarking exercise using the comparator group used to benchmark the CEO compensation. On February 15, 2012 the Board of Directors approved the recommendation of the Compensation Committee to change the director compensation program from April 1, 2012. Under the new program, Directors will receive a flat annual fee and will not receive any additional daily fees for performing their duties as a Director. The new program will consist of:

●	An annual retainer of $190,000, paid quarterly, to the Chairman of the Board;

●	An annual retainer of $90,000, paid quarterly, for all other NEDs;

●	An annual retainer of $10,000 for the Chairman of the Compensation Committee;

●	An annual retainer of $16,000 for the Chairman of the Audit Committee;

●	An annual retainer of $8,000 for the Chairman of the Nominating and Corporate Governance Committee;

●	An annual retainer of $5,000 for the members of the Audit Committee;

●	No additional daily fees for attendance at Board or Committee meetings or calls;

●	Directors may receive an additional daily fee of $2,000 for additional days provided at the specific request of the CEO.

Directors will continue to receive an annual grant of stock options equal to $45,000, based on the closing stock price for Corporation stock on the date prior to grant and will still be required to take one quarter of their annual retainer fee in stock in the Corporation, taken at market price on the date issued.

•	The number of unexercised options outstanding at the end of the fiscal year 2011 for each NED is detailed below:

Name	Number of Options	Grant Price	Date of Grant
		$
Mr. Hugh G. C. Aldous	1,660	27.11	02/22/11
	4,335	10.38	02/17/10
	3,398	4.62	03/24/09
	2,224	20.23	02/20/08
	1,218	27.09	02/21/07
	3,312	9.97	02/13/06
	3,340	9.89	07/12/05
	2,000	0.00	07/12/05
Dr. Robert E. Bew	1,660	27.11	02/22/11
	4,335	10.38	02/17/10
	3,398	4.62	03/24/09
	2,224	20.23	02/20/08
	1,218	27.09	02/21/07
	3,312	9.97	02/13/06
Mr. Milton C. Blackmore	1,380	32.60	05/12/11
	1,000	0.00	05/12/11
Mr. Martin M. Hale	1,660	27.11	02/22/11
	4,335	10.38	02/17/10
	3,398	4.62	03/24/09
	2,224	20.23	02/20/08
	1,218	27.09	02/21/07
	3,312	9.97	02/13/06
	3,340	9.89	02/17/05
Mr. Robert I. Paller	1,660	27.11	02/22/11
	3,673	12.25	05/24/10
	1,000	0.00	05/24/10
Mr. Joachim Roeser	1,660	27.11	02/22/11
	4,335	10.38	02/17/10
	3,398	4.62	03/24/09
	2,038	22.08	05/07/08
	1,000	0.00	05/07/08

Equity Compensation Plans

The following table summarizes information, as of December 31, 2011, relating to current equity compensation plans of the Corporation approved by security holders pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire stock have been granted from time to time under the CSOP, PRSOP, Non-Executive Directors Stock Option Plan (“NEDSOP”), Co-Investment Plan and NEDSP. The Corporation does not have any equity compensation plans which have not been approved by security holders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	889,235	$3.066	987,645

Equity compensation plans not approved by security holders	0	0	0

Total	889,235	$3.066	987,645

CERTAIN OTHER TRANSACTIONS AND RELATIONSHIPS

The Corporation has retained and continues to retain Smith, Gambrell & Russell LLP, a law firm with which Mr. Paller is Of Counsel. During the fiscal year ended December 31, 2011 the Corporation paid Smith, Gambrell & Russell LLP $6,500,000 in fees for services provided during the period.

CERTAIN OTHER TRANSACTIONS APPROVAL POLICY

Pursuant to the Corporation’s Code of Ethics Policy, all senior officers must disclose to the Board of Directors any material transaction or relationship that could reasonably be expected to give rise to a conflict of interests. The Code of Ethics Policy also states that no employee may seek to obtain special treatment from the Corporation for family members, friends or for businesses in which family members or friends have an interest. During the year ended December 31, 2011 the Corporation has not made any charitable contributions to any charity on which any Director serves as an Executive Officer.

INFORMATION REGARDING THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm of the Corporation, selected by the Audit Committee for the fiscal year ended December 31, 2011 is KPMG.

AUDIT COMMITTEE REPORT

The Board has adopted a written Audit Committee Charter.

As part of fulfilling its responsibilities, the Audit Committee:

1.	held meetings with the Corporation’s Business Assurance function and the independent registered public accounting firm, both in the presence of management and privately to discuss the overall scope and plans for the respective audits, the results of the audits, the evaluations of the Corporation’s internal controls and the overall quality of the Corporation’s final reports;

2.	reviewed and discussed the audited consolidated financial statements for fiscal year 2011 with management and the independent registered public accounting firm;

3.	discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

4.	received the written disclosure and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed that firm’s independence with representatives of the firm. The Audit Committee has also considered whether KPMG provision of non-audit services to the Corporation is compatible with its independence.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Corporation’s audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Corporation specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

The foregoing report has been approved by all members of the Audit Committee.

MARTIN M. HALE, Chair

HUGH G. C. ALDOUS

ROBERT E. BEW

Principal Accountant Fees and Services

PwC was first appointed by the Corporation on August 11, 1998. On June 17, 2011 PwC resigned as auditors of the Corporation at the request of the Corporation. Following consultation with the Board of Directors, our Audit Committee approved a proposal to engage KPMG to conduct the audit of the Corporation’s consolidated financial statements for fiscal year 2011 and to act as auditors, subject to appointment by the stockholders at the Annual Meeting of Stockholders as described in Proposal 3 in this Proxy Statement.

Aggregate fees for professional services rendered for the Corporation by KPMG and PwC for the fiscal years 2011 and 2010 (Note 1) were:

Fee type		Fiscal 2011 $’000	Fiscal 2010 $’000

Audit	KPMG	925	-

	PwC	139	1,218

		1,064	1,218

Audit Related	KPMG	1,660	-

	PwC	38	31

		1,698	31

Tax	KPMG	52	129

	PwC	187	159

		239	288

Other	KPMG	10	675

	PwC	4	3

		14	678

Total	KPMG	2,647	804

	PwC	368	1,411

		3,015	2,215

Note 1:	A substantial proportion of the fees billed in all of the categories for the fiscal years 2011 and 2010 are denominated in a currency other than U.S. dollars. Accordingly, fees billed for both periods have been translated at consistent exchange rates.

Note 2:	The aggregate fees included in Audit fees are fees billed for the fiscal years for the audits of the consolidated financial statements of the Corporation, statutory and subsidiary audits, and review of documents filed with SEC. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

Audit Related fees for fiscal years 2011 and 2010, respectively, were for due diligence services (2011 only) and employee benefit plan audits.

Tax fees for fiscal years 2011 and 2010, respectively, were for tax compliance, tax planning and tax advice, specific advice in respect of employee-related taxes and specific advice related to a stock option savings plan.

All other fees for fiscal years 2011 and 2010, respectively, were for services related to employee benefit plans advice and online access to financial reporting and assurance literature.

Audit Committee Pre-Approval Policies and Procedures

The Corporation’s Audit Committee adopted pre-approval policies and procedures for audit and non-audit services in August 2005. These were attached as an appendix to the Corporation’s 2006 Proxy Statement. The Audit Committee pre-approves all audit and permitted non-audit services provided by the Corporation’s independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to the Audit Committee Chairman, provided all such delegated pre-approval decisions are reported to the Audit Committee at its next regularly scheduled meeting. General pre-approval of certain audit, audit related and tax services, which are detailed as to type of service, is granted by the Audit Committee at each quarterly meeting. The Audit Committee subsequently reviews fees that are paid for such pre-approved services. Specific pre-approval is required for all other services that are requested of our independent registered public accounting firm. These requests are reviewed quarterly, and the status of all such requests and services is reviewed with the Audit Committee.

In fiscal years 2011 and 2010, no fees were paid to the Corporation’s independent registered public accounting firm for which the de minimis exception was used (i.e. no waiver of the pre-approval policies was relied upon by the Corporation). The Audit Committee reviewed and approved the audit and non-audit services rendered by the Corporation’s independent registered public accounting firm to the Corporation during the fiscal year 2011 and concluded such services were compatible with maintaining their independence.

INFORMATION ABOUT OUR COMMON STOCK OWNERSHIP

The table “Beneficial Owners as of December 31, 2011” sets out certain information with respect to the beneficial ownership of the Corporation’s Common Stock as of December 31, 2011 by holders of more than 5% of the Corporation’s outstanding Common Stock. The table “Stock Ownership of Directors and Executive Officers” sets out information with regard to the Directors of the Corporation and the Executive Officers of the Corporation included in the Summary Compensation Table in the CD&A (“Named Executive Officers”), and all current Directors and Executive Officers of the Corporation as a group. As of December 31, 2011 excluding treasury stock, there were 23,047,419 shares of Common Stock outstanding. According to the rules adopted by the SEC, a person is the “beneficial owner” of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within sixty days through the exercise of an option, warrant, right of conversion of a security or otherwise. The percentage of the Corporation’s Common Stock beneficially owned by a person assumes that the person has exercised all options and converted all convertible securities that the person holds which are exercisable or convertible within sixty days of the date as of which such information is provided in the applicable table. To the knowledge of the Corporation, each stockholder has sole voting and investment power with respect to the stock indicated as beneficially owned, unless otherwise indicated in a footnote. Unless otherwise indicated, the business address of each person is the Corporation’s corporate address.

BENEFICAL OWNERS AT FISCAL YEAR END 2011 (INFORMATION AS REPORTED IN SCHEDULE 13G AS OF DECEMBER 31, 2011)

Name and Address of Beneficial Owner		Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc.	(1)	3,259,190	14.03%
100 East Pratt Street
Baltimore
MD21202
FMR LLC	(2)	1,534,655	6.61%
82 Devonshire Street
Boston
MA02109
Royce & Associates LLC	(3)	1,211,895	5.22%
745 Fifth Avenue
New York
NY10151
Tontine (through various funds)	(4)	1,200,934	5.17%
55 Railroad Avenue
3rd Floor
Greenwich
CA06830

Based on a review of filings with the SEC, the Corporation is unaware of other holders of more than 5% of the outstanding shares of Innospec Inc. Common Stock.

Notes:

(1)	According to a Schedule 13G dated February 14, 2012 filed jointly by T. Rowe Price Associates, Inc., a Maryland corporation, (“T. Rowe Price”) and T. Rowe Price Small-cap Value (“TRP Fund”), T. Rowe Price and TRP Fund beneficially hold 3,259,190 shares. T Rowe Price has sole voting power over 794,290 shares and TRP Fund sole voting power over 2,460,000 shares. T. Rowe Price has sole dispositive power over 3,259,190 shares.

(2)	According to a Schedule 13G dated February 13, 2012 filed jointly by FMR LLC (“FMR”), Edward C. Johnson 3d (“Mr. Johnson”), Fidelity Management & Research Company (“FM&R”) Pyramis Global Advisors LLC ("PGALLC") and Pyramis Global Advisors Trust Company ("PGATC"), various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock shown as beneficially owned by FM&R, PGALLC and PGATC. Mr. Johnson and FMR, through its capital of FM&R and Fidelity Stock have sole power to dispose of the shares.

(3)	According to a Schedule 13G dated January 13, 2012 filed by Royce & Associates LLC, a New York corporation ("Royce") beneficially hold 1,211,895 shares for which they have sole voting power.

(4)	According to Schedule 13G dated February 10, 2012 filed jointly by Tontine Overseas Associates L.L.C., a Delaware limited liability company (“TOA”), Tontine Capital Partners, L.P., a Delaware limited partnership ("TCP"), Tontine Capital Management, L.L.C., a Delaware limited liability company (“TCM”), TTR Management L.L.C., a Delaware limited liability company ("TTRM"), Tontine Asset Associates, L.L.C., a Delaware limited liability company ("TAA"), Tontine Associates L.L.C., a Delaware limited liability company ("TA") and Jeffrey L. Gendell (“Gendell”), 1,200,934 shares are jointly controlled by Gendell split into the various funds as follows:

TOA	28,800	0.12%
TCP	886,269	3.82%
TCM	892,904	3.84%
TTRM	19,400	0.08%
TAA	254,048	1.09%
TA	2,688	0.01%
Gendell	3,094	0.01%

Stock Ownership of Directors and Executive Officers as of January 31, 2012

The following table sets out the amount of the Corporation’s common stock beneficially owned by each of the Directors, the CEO, the CFO and the three other most highly compensated NEOs of the Corporation:

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AS OF JANUARY 31, 2012

Name		Shares Owned Directly or Indirectly	Shares Underlying Options Exercisable within 60 days	Total	Percent of Class

Mr. Hugh G. C. Aldous	(1)	17,670	13,492	31,162	*

Dr. Robert E. Bew		71,556	10,152	81,708	*

Mr. Milton C. Blackmore	(2)	2,363	0	2,363	*

Dr. Philip J. Boon		15,122	10,218	25,340	*

Mr. Ian P. Cleminson		18,941	15,389	34,330	*

Mr. Martin M. Hale	(3)	188,790	13,492	202,282	*

Mr. Andrew Hartley		13,071	13,810	26,881	*

Dr. Catherine Hessner		28,660	14,278	42,938	*

Dr. Ian M. McRobbie		57,870	27,946	85,816	*

Mr. Robert I. Paller		5,363	0	5,363	*

Mr. Joachim Roeser		2,824	6,436	9,260	*

Mr. Patrick S. Williams		120,698	69,471	190,169	*

Directors and Executive Officers as a group (14 persons)	(4)	558,946	202,086	761,032	2.58

Notes:

‘(*)	Less than 1%.
(1)	In the case of Mr. Aldous this figure includes 6,000 shares held by Union Pension Trustees.
(2)	In the case of Mr. Blackmore this figure includes 1,000 held by ‘The Milton & Janet Blackmore Trust’.
(3)	In the case of Mr. Hale, this figure includes 24,000 over which Mr. Hale disclaims beneficial ownership as such shares are held indirectly through a trust.
(4)	Includes the above named directors and officers as well as Mr. Brian Watt and Mr. David Williams.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Corporation’s Directors and Officers, and persons who beneficially own more than 10% of a registered class of the Corporation’s Common Stock and other equity securities, to file initial reports of ownership and reports of changes in ownership of the Corporation’s Common Stock or other equity securities with the SEC. Such persons are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Corporation, or written representations that no Form 5 filings were required, the Corporation believes that each of its Officers, Directors and beneficial owners of more than 10% of the Common Stock complied with all Section 16(a) filing requirements applicable to them during fiscal 2011.

OTHER MATTERS

As of the date of this Proxy Statement, management is not aware of any matters to be presented at the meeting other than the matters specifically stated in the Notice of Meeting and discussed in this Proxy Statement. If any other matter or matters are properly brought before the meeting, the persons named in the enclosed Proxy Form have discretionary authority to vote the proxy on each such matter in accordance with their judgement.

SOLICITATION AND EXPENSES OF SOLICITATION

The solicitation of proxies will be made initially through the internet and by e-mail. The Corporation’s Directors, Executive Officers and employees may also solicit proxies in person or by telephone without additional compensation. In addition, proxies may be solicited by certain banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries that will mail material to or otherwise communicate with the beneficial owners of shares of the Corporation’s Common Stock. All expenses of solicitation of proxies will be paid by the Corporation.

ANNUAL REPORT TO STOCKHOLDERS

A copy of the Corporation’s 2011 Annual Report on Form 10-K to Stockholders for the fiscal year ended December 31, 2011, is now available to Stockholders via the internet at www.envisionreports.com/iosp. Stockholders who require a printed copy of the Annual Report on Form 10-K to Stockholders may obtain one by writing or calling Investor Relations, Innospec Inc., Innospec Manufacturing Park, Oil Sites Road, Ellesmere Port, Cheshire, CH65 4EY, England, telephone +44-151-355-3611, or by e-mail to investor@innospecinc.com.

STOCKHOLDERS’ PROPOSALS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

The Corporation anticipates holding its 2013 Annual Meeting of Stockholders on May 8, 2013.

Under the regulations of the SEC, any stockholder wishing to make a proposal to be acted upon at the 2012 Annual Meeting of Stockholders and have it included in our proxy materials must present such proposals to the Secretary of the Corporation not later than November 23, 2012.

Stockholder proposals or Director nominations not included in a proxy statement for an annual meeting must comply with the advance notice procedures and information requirements set out in the By-laws of the Corporation in order to be properly brought before that Annual Meeting of Stockholders. Under the Corporation’s By-laws, any stockholder desiring to make a proposal to be acted upon at the 2013 Annual Meeting of Stockholders must present such proposals to the Corporate Secretary not before February 7, 2013 or not later than March 7, 2013.

By order of the Board of Directors

David E. Williams

Vice President, General Counsel,

Chief Compliance Officer and Corporate Secretary

March 23, 2012

PLEASE VOTE VIA THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR NOTICE OR ALTERNATIVELY, IF YOU HAVE REQUESTED WRITTEN MATERIALS SIGN, DATE AND RETURN YOUR PROXY CARD